UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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IQVIA HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

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IQVIA HOLDINGS INC. 83 Wooster Heights Road Danbury, CT 06810

February 21, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of IQVIA Holdings Inc. (the “Company”) on Tuesday, April 9, 2019, at 9:00 a.m. E.D.T. at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Notice of 2019 Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about the Company.

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card as promptly as possible to ensure that your shares are represented at the meeting. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely, ARI BOUSBIB Chairman, Chief Executive Officer and President

NOTICE OF 2019 ANNUAL MEETING

OF STOCKHOLDERS

April 9, 2019

2019 Annual Meeting Information

Time and Date:	9:00 a.m. E.D.T., Tuesday, April 9, 2019

Place:	The Crowne Plaza

18 Old Ridgebury Road

Danbury, Connecticut

Record Date:	February 14, 2019

Agenda

Proposal 1:	Election of the four Class III director nominees named in the accompanying proxy statement for a three-year term

Proposal 2:	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019

    Other business, if properly raised

Additional Information

Annual Report:	The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2018 (the “2018 Annual Report”), which is not part of the proxy soliciting materials, is enclosed.

Proxy Voting:	It is important that your shares be represented and voted at the 2019 Annual Meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the 2019 Annual Meeting by following the instructions in the attached Proxy Statement.

Electronic Delivery:	We will seek to expedite delivery, conserve natural resources and reduce costs by electronically disseminating the 2019 Annual Meeting materials, as permitted by the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All stockholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. It is estimated that proxy materials or a Notice of Internet Availability will be mailed on or about February 21, 2019 to stockholders as of the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the

2019 Annual Meeting of Stockholders to Be Held April 9, 2019:

This Proxy Statement and the 2018 Annual Report are available at

https://materials.proxyvote.com/46266C

By Order of the Board of Directors, Eric M. Sherbet Executive Vice President, General Counsel and Secretary

Dated:     February 21, 2019

Danbury, Connecticut

IQVIA HOLDINGS INC.

83 Wooster Heights Road

Danbury, Connecticut 06810

PROXY STATEMENT

Introduction

You are invited to attend the 2019 Annual Meeting of stockholders of IQVIA Holdings Inc. (the “Company,” “IQVIA,” “we,” or “us”) on Tuesday, April 9, 2019, beginning at 9:00 a.m. E.D.T. (the “2019 Annual Meeting”). The 2019 Annual Meeting will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

Internet Availability of Proxy Materials

The Board of Directors of the Company (the “Board”) is requesting your proxy to vote at the 2019 Annual Meeting and at any adjournment or postponement of the 2019 Annual Meeting. We are sending this Proxy Statement and the accompanying Notice of 2019 Annual Meeting of Stockholders (the “Notice”), proxy card, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) to inform you about the 2019 Annual Meeting and request that your shares be represented and voted at the 2019 Annual Meeting. These materials are being mailed starting on or about February 21, 2019.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this Proxy Statement and the 2018 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

THE COMPANY

IQVIA (NYSE: IQV) is a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science—leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science—to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation, and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With more than 58,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The Company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers, and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors, and scientific advances in an effort to advance their path toward cures.

Important Notice Regarding the Availability of Proxy Materials

for the 2019 Annual Meeting to Be Held April 9, 2019:

This Proxy Statement and the 2018 Annual Report are available at:

https://materials.proxyvote.com/46266C

ABOUT THE 2019 ANNUAL MEETING

What is the purpose of the 2019 Annual Meeting?

At the 2019 Annual Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of the four Class III director nominees named in this Proxy Statement for a three-year term;

•	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

•	Transaction of any other business that may properly come before the 2019 Annual Meeting.

The Board recommends: (i) a vote FOR the election of the four nominees proposed for election as Class III directors and (ii) a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 and, on any other business properly brought before the 2019 Annual Meeting, in accordance with the best judgment of the named proxies.

Who are the Class III directors that will be voted on at the 2019 Annual Meeting?

The following are the Class III directors that have been nominated for election to our Board:

•	Carol J. Burt (who joined our Board on February 21, 2019);

•	John P. Connaughton;

•	John G. Danhakl; and

•	James A. Fasano.

Information regarding each of our directors is set forth below under “Proposal 1—Election of Directors.”

Who is entitled to vote at the 2019 Annual Meeting?

Only stockholders of record on February 14, 2019, the record date for the 2019 Annual Meeting, are entitled to receive notice of and to vote at the 2019 Annual Meeting. On that date, the Company had 197,799,279 shares of common stock outstanding.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Proposal 1 (Election of Directors)

Our Bylaws provide that directors are elected by a plurality of votes cast, which means that the nominees with the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the 2019 Annual Meeting. If you are present at the 2019 Annual Meeting but do not vote for or against a particular nominee, or if you have given a proxy and abstained on a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

Our Corporate Governance Guidelines provide that, in an uncontested election, which is an election in which the number of nominees is not greater than the number of directors to be elected, a director who receives a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee’s election shall promptly tender his or her resignation from the Board. The Nominating and Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Governance Committee and the Board, in making its recommendation or decision, as applicable, shall consider what it believes is in the best interests of the Company and its stockholders and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of stockholders at which such director faces re-election and until such director’s successor is elected and qualified. As the election of directors at the 2019 Annual Meeting will be uncontested, the director nominees will be elected by a plurality of the votes, subject to the foregoing procedure.

Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm)

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the shares cast on the matter at the 2019 Annual Meeting is required for approval. If your shares are present at the meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not affect the outcome of the proposal. Broker non-votes, if any, also will not affect this proposal. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC (“AST”), you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the 2019 Annual Meeting in any of the following ways:

•

In person—you may attend the 2019 Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the 2019 Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxyvote.com;

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 8, 2019.

If you are a beneficial owner holding in street name, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote for Proposal One if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Two if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Mr. Bousbib, our Chairman, Chief Executive Officer and President (referred to herein as our “Chief Executive Officer”), Mr. McDonnell, our Executive Vice President and Chief Financial Officer, and Mr. Sherbet, our Executive Vice President, General Counsel and Secretary. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or withheld from the election of director, or voted for or against or to abstain from voting on all, some or none of the other items of business to come before the 2019 Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before stockholders at the 2019 Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission (the “SEC”) when voting shares on a discretionary basis. At the date of this Proxy Statement, we have not received any notice regarding any other matter to come before the 2019 Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the 2019 Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the 2019 Annual Meeting and voting in person.

Who Can Attend the 2019 Annual Meeting?

Any Company stockholder as of the close of business on February 14, 2019 may attend the meeting. You will need proof of ownership to enter the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

For directions to the meeting, you may contact our Secretary of the Company at 100 IMS Drive, Parsippany, New Jersey 07054.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the 2019 Annual Meeting begins, or by attending the 2019 Annual Meeting and voting in person.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies on our behalf in person, by telephone, or by electronic communication. In addition, the Company has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $12,000 plus out-of-pocket expenses.

How can I find out the results of the voting at the 2019 Annual Meeting?

AST will receive and tabulate the vote in connection with the 2019 Annual Meeting. Representatives of AST will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results. AST has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2019 Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2018 Annual Report to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2018 Annual Report, stockholders may write or call the Company at the following:

Investor Relations Department

100 IMS Drive

Parsippany, New Jersey 07054

ir@iqvia.com

(973) 316-4000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the 2018 Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the 2019 Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on Monday, April 8, 2019 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 5:00 p.m. E.D.T. on Monday, April 8, 2019.

What is the “Merger” referenced in this Proxy Statement?

On May 3, 2016, Quintiles Transnational Holdings Inc. and IMS Health entered into an Agreement and Plan of Merger (the “Merger Agreement”). Effective October 3, 2016, pursuant to the Merger Agreement, IMS Health merged with and into Quintiles, with Quintiles continuing as the surviving corporation, and the separate corporate existence of IMS Health ceased (the “Merger”). Immediately prior to the completion of the Merger, Quintiles converted to a Delaware corporation and changed its name. For purposes of describing actions or events prior to the Merger, “Quintiles” refers to Quintiles Transnational Holdings Inc. On November 6, 2017, the Company changed its name from QuintilesIMS Holdings, Inc. to IQVIA Holdings Inc.

Who are the “Sponsors” referenced in this Proxy Statement?

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including certain funds affiliated with TPG Global, LLC (collectively, “TPG”), certain affiliates of Bain Capital Investors, LLC (collectively, “Bain Capital”), CPP Investment Board Private Holdings Inc. (“CPPIB”), Dr. Dennis B. Gillings and certain of his affiliates (“DG Shareholders”), and Leonard Green & Partners, L.P. (“LGP”). DG Shareholders and LGP are no longer parties to the Shareholders Agreement. TPG, Bain Capital and CPPIB are sometimes referred to as the “Sponsors” in this Proxy Statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of twelve (12) directors, divided into the following three classes:

•	Class I directors: Jonathan J. Coslet, Michael J. Evanisko and Ronald A. Rittenmeyer, whose current terms will expire at the 2020 annual meeting of stockholders;

•	Class II directors: Ari Bousbib, Colleen A. Goggins, John M. Leonard, M.D. and Todd B. Sisitsky, whose current terms will expire at the 2021 annual meeting of stockholders; and

•	Class III directors: Carol J. Burt, John P. Connaughton, John G. Danhakl, James A. Fasano and Jack M. Greenberg, whose current terms will expire at the 2019 Annual Meeting.

This year, Class III directors Carol J. Burt, John P. Connaughton, John G. Danhakl and James A. Fasano will stand for election for a new term.

Consistent with the requirements of our amended and restated certificate of incorporation and our amended and restated bylaws, upon the recommendation of the Nominating and Governance Committee, the Board has nominated Carol J. Burt, John P. Connaughton, John G. Danhakl and James A. Fasano for election for a new term as Class III directors at the 2019 Annual Meeting. If elected to a new term at the 2019 Annual Meeting, each Class III director nominee will hold office until our 2022 annual meeting. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified. None of the Class III directors standing for election to our Board at the 2019 Annual Meeting were designated for such election pursuant to the Shareholders Agreement.

The Board believes that each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, and the Board does not, in that event, choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the 2019 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NAMED NOMINEE

The following table sets forth, for the Class III nominees and each person whose term of office as a director will continue in office after the 2019 Annual Meeting, certain information about them, including their ages as of the date of this Proxy Statement:

Name	Age	Position Held with the Company	Audit(1)	N&G(2)	LDC(3)	Director Since
Class III Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Carol J. Burt	60	Director				2019
John P. Connaughton	56	Director			X	2008
John G. Danhakl	62	Director		X	X	2016
James A. Fasano	48	Director	Chair			2016

Class I Directors whose terms expire at the 2020 Annual Meeting of Stockholders
Jonathan J. Coslet	54	Director				2003
Michael J. Evanisko	69	Director	X			2010
Ronald A. Rittenmeyer	70	Director	X		Chair	2016

Class II Directors whose terms expire at the 2021 Annual Meeting of Stockholders
Ari Bousbib	57	Chairman of the Board, Chief Executive Officer and President				2016
Colleen A. Goggins	64	Director	X	X		2017
John M. Leonard, M.D.	61	Lead Director	X	X		2015
Todd B. Sisitsky	47	Director		Chair	X	2016

(1)	Member of the Audit Committee of the Board.
(2)	Member of the Nominating and Governance Committee of the Board.
(3)	Member of the Leadership Development and Compensation (“LDC”) Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the 2019 Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Class III Directors Nominees for Election to a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

CAROL J. BURT. Ms. Burt has been a principal of Burt-Hilliard Investments since 2008. She also serves on the operating council and as a senior advisor to Consonance Capital Partners, a private equity firm focused on investing in the U.S. healthcare industry, which she joined in 2013. From 1997 to 2007, Ms. Burt was an executive officer of WellPoint, Inc. (now Anthem, Inc.), lastly as Senior Vice President, Corporate Finance and Development. From 1996 to 1997, Ms. Burt was Senior Vice President and Treasurer of American Medical Response. From 1981 to 1996, Ms. Burt held various positions at Chase Securities (now J.P. Morgan), lastly as founder, managing director and head of its Health Care Investment Banking Group. Ms. Burt currently serves on the board of directors of ResMed Inc. and WellDyneRx, LLC. She previously served on the boards of directors of Envision Healthcare, WellCare Health Plans, Inc., Vanguard Health Systems, Inc. and Transitional Hospitals Corporation. Ms. Burt is a member of Women Corporate Directors. She most recently served as Chair of the Fortune 1000 Working Group for the Women’s Leadership Foundation of Colorado and is currently Chair of the board for the Colorado Chapter of The Nature Conservancy. Ms. Burt earned a Bachelor of Business Administration from the University of Houston, where she graduated magna cum laude. Because of her leadership experience and over 35 years of business experience in the health insurance, healthcare services and financial services industries and her experience serving on public company boards, we believe Ms. Burt is well qualified to serve on the Board.

JOHN P. CONNAUGHTON. Mr. Connaughton has served as a director since January 2008. Mr. Connaughton is a Co-Managing Partner and Managing Director of Bain Capital, which he joined in 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves on the boards of directors of iHeartMedia, Inc. and The Boston Celtics. Mr. Connaughton was formerly a director of Beacon Health Options, Inc., Grupo Notre Dame Intermedica, SunGard Data Systems Inc., Warner Music Group Corp., Warner Chilcott plc, HCA Holdings, Inc., CRC Health Corporation, BIO Products Laboratory, and Air Medical Group Holdings, Inc. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. Mr. Connaughton received a Bachelor of Science in Commerce from the University of Virginia and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Because of his extensive experience as a Managing Director of Bain Capital, service on other public company boards and over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry, we believe Mr. Connaughton is well qualified to serve on the Board. For his current term expiring at the 2019 Annual Meeting, Mr. Connaughton was designated for nomination to the Board by Bain Capital pursuant to the Shareholders Agreement described herein. Bain Capital’s designation rights under the Shareholders Agreement ceased in 2018.

JOHN G. DANHAKL. Mr. Danhakl has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Danhakl served as a director of IMS Health from February 2010 until October 2016. He is Managing Partner at LGP, which he joined in 1995. Previously, Mr. Danhakl was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, which he joined in 1990. From 1985 until 1990, Mr. Danhakl was a Vice President in corporate finance at Drexel Burnham Lambert, Inc. Mr. Danhakl currently serves on the boards of directors of Advantage Solutions, Inc., Charter NEX, Global Citizen, CPA Global, Genani Corporation, Insight Global, Inc., Life Time Fitness, Inc., Mister Car Wash Holdings, Inc., MultiPlan, Inc., Savers, Inc. and SRS Distribution. He previously served on the boards of directors of Air Lease Corporation, Animal Health, Inc., Arden Group, Inc., AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, CCC Information Services, Inc., Communications & Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Hits, Inc., J. Crew Group, Inc., Leslie’s Poolmart, Inc., Liberty Group Publishing, Inc., SunEdison Inc. (formerly known as MEMC Electronic Materials, Inc.), Packers Sanitation Services, Inc., Petco Animal Supplies, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, The Neiman Marcus Group, Tire Rack, Inc. and VCA Antech, Inc. Mr. Danhakl holds a B.A. in Economics from the University of California at Berkeley, and an M.B.A. from Harvard Business School. Because of his extensive experience serving as a public company director and his knowledge of corporation finance, we believe Mr. Danhakl is well qualified to serve on the Board. For his current term expiring at the 2019 Annual Meeting, Mr. Danhakl was designated for nomination to the Board by LGP pursuant to the Shareholders Agreement described herein. LGP’s designation rights under the Shareholders Agreement ceased in 2017.

JAMES A. FASANO. Mr. Fasano has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Fasano served as a director of IMS Health from January 2015 until October 2016. He is Managing Director responsible for leading CPP Investment Board’s Private Equity Portfolio Strategy and previously led CPPIB’s Funds, Secondaries & Co-Investments group and Direct Private Equity group. Prior to joining CPPIB in 2004, Mr. Fasano worked in the Investment Banking group at Merrill Lynch & Co., focusing on companies in the media and telecommunications sectors. Previously, he was a member of the Mergers & Acquisitions group at RBC Capital Markets and was a Commissioned Officer in the Canadian Armed Forces. Mr. Fasano serves on the board of directors of NEWAsurion, and formerly was a director of Cequel Communications, AWAS Aviation Capital, LHP Hospital Group and Kinetic Concepts. He holds a Bachelor of Engineering degree from the Royal Military College of Canada and an M.B.A. from the University of Chicago Graduate School of Business. Because of Mr. Fasano’s experience in finance and leadership roles, we believe he is well qualified to serve on the Board. For his current term expiring at the 2019 Annual Meeting, Mr. Fasano was designated for nomination to the Board by CPPIB pursuant to the Shareholders Agreement described herein. CPPIB’s designation rights under the Shareholders Agreement ceased in 2018.

Class I Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

JONATHAN J. COSLET. Mr. Coslet has served as a director of the Company since 2003. Mr. Coslet is the Chief Investment Officer and a Partner of TPG Capital. He is also a member of TPG’s Investment and Management Committees. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. Mr. Coslet serves on the board of directors of Life Time Fitness. Mr. Coslet was formerly a director of IASIS Healthcare Corporation, PETCO Animal Supplies, Inc., Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.), Caesars Entertainment Corporation, and Neiman Marcus, Inc. Mr. Coslet also serves on the Harvard Business School Advisory Board for the West Coast. Mr. Coslet received his Master of Business Administration from Harvard Business School in 1991, where he was a Baker Scholar and a Loeb Fellow, and his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow. Because of his extensive experience as a TPG Senior Partner and over 25 years’ business experience, including experience in the pharmaceutical, private equity and investment banking industries, we believe Mr. Coslet is well qualified to serve on the Board. Mr. Coslet was designated for nomination to the Board by TPG pursuant to the Shareholders Agreement described herein.

MICHAEL J. EVANISKO. Mr. Evanisko has served as a director of the Company since May 2010. Mr. Evanisko is currently Chairman of PARx Solutions, Inc., a provider of processing services for physician practices, where he has served as a director and Chairman since June 2012. From September 2010 to December 2012, Mr. Evanisko served on the board of BackChannel Media, Inc. From July 2008 to May 2011, he served as a consultant to Clarion Healthcare Consulting, LLC, a strategic and organizational consulting firm to pharmaceutical, biotechnology and medical device and diagnostics businesses. From June 2002 to February 2008, Mr. Evanisko served as Executive Chairman of Adheris, Inc., a provider of educational and informational services to patients taking prescription medications. From January 2008 to June 2008, he also served as a consultant to M|C Communications, LLC. He received his Bachelor’s degree in Labor Studies from Pennsylvania State University, his Master of Public Administration from Pennsylvania State University, his Master of Arts in Administrative Sciences from Yale University and his Master of Philosophy from Yale University. Because of his leadership experience, over 30 years’ experience in management consulting and entrepreneurial ventures in healthcare and his service on our Board since 2010, we believe Mr. Evanisko is well qualified to serve on the Board. Mr. Evanisko was designated for nomination to the Board pursuant to the Shareholders Agreement described herein.

RONALD A. RITTENMEYER. Mr. Rittenmeyer has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Rittenmeyer served as a Director of IMS Health from April 2010 to October 2016. Since August 2017, Mr. Rittenmeyer has served as the Executive Chairman of Tenet Healthcare, a leading healthcare services company, and since October 2017, he has served at its CEO. Previously, Mr. Rittenmeyer served as Chairman and CEO of Millennium Health, a leading private health solutions company from 2016 to 2017. Mr. Rittenmeyer also previously served as Chairman, CEO and President of Electronic Data Systems Corporation from 2005 until 2008. Prior to that, he served as Chief Operating Officer of Electronic Data Systems Corporation from October 2005 until September 2007 (including service as Co-Chief Operating Officer until May 2006) and as Executive Vice President, Global Service Delivery from July 2005 until December 2006. Mr. Rittenmeyer also serves on the boards of directors of American International Group, Inc. and Tenet Health Care Corporation. He previously served as a director of EDS and RH Donnelley (presently Dex One Corporation). Mr. Rittenmeyer holds a B.A. in Commerce and Economics from Wilkes University and his M.B.A. from Rockhurst University. Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on the Board. Mr. Rittenmeyer was designated for nomination to the Board pursuant to the Shareholders Agreement described herein.

Class II Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

ARI BOUSBIB. Mr. Bousbib is chairman and chief executive officer of the Company. He assumed this position in October 2016 following the Merger of Quintiles and IMS Health. From 2010 until the Merger, Mr. Bousbib served as Chairman and CEO of IMS Health. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), an aerospace, defense and building systems company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, with executive leadership responsibilities for the worldwide operations of Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power Inc. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 to 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton. Mr. Bousbib currently serves on the board of directors of The Home Depot, Inc. and is a member of the Harvard Medical School Health Care Policy Advisory Council. He previously served on the board of directors of Best Buy, Inc. and was appointed by the President of the United States to serve on the President’s Commission on White House Fellowships. Mr. Bousbib holds a Master of Science Degree in Mathematics and Mechanical Engineering from the Ecole Superieure des Travaux Publics, Paris, and an M.B.A. from Columbia University. Because of Mr. Bousbib’s extensive leadership experience and service as our Chief Executive Officer, we believe Mr. Bousbib is well qualified to serve on the Board. Mr. Bousbib was designated for nomination to the Board pursuant to the Shareholders Agreement described herein.

COLLEEN A. GOGGINS. Ms. Goggins has served as a director of the Company since July 2017. Ms. Goggins was a senior executive at Johnson & Johnson (“J&J”) for more than three decades. Ms. Goggins retired in 2011 after serving ten years on J&J’s Executive Committee and as the Worldwide Chairman of its Consumer Group. Ms. Goggins is a member of the supervisory board of Bayer AG, and a member of the boards of directors of TD Bank Group and SIG Combibloc Group (“SIG”). Ms. Goggins serves as Chairwoman of the Compensation Committee of the SIG board of directors and a member of the Risk Committee of the TD Bank Group Board of Directors. She previously served on the board of directors of Valeant Pharmaceuticals International, Inc. Ms. Goggins is also a member of the University of Wisconsin Foundation and serves on the boards of directors of the University of Wisconsin Center for Brand and Product Management, the Institute of International Education, and New York City Meals-on-Wheels. Ms. Goggins earned a Masters in Management, with a concentration in Marketing and Finance, from the Kellogg School of Management and a B.S. in Food Chemistry from the University of Wisconsin—Madison. Because of Ms. Goggins’s extensive leadership experience and service on J&J’s Executive Committee, we believe Ms. Goggins is well qualified to serve on the Board. Ms. Goggins was designated for nomination to the Board pursuant to the Shareholders Agreement described herein.

JOHN M. LEONARD, M.D. Dr. Leonard has served as a director of the Company since February 2015. Since January 2018, Dr. Leonard has served as President and Chief Executive Officer at Intellia Therapeutics, Inc., a biotechnology company involved in gene-based therapy. Dr. Leonard previously served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Intellia Therapeutics, Inc. Dr. Leonard earned a Bachelor’s Degree in Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, MD. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Because of his leadership experience, including his over 30 years’ experience in medicine, research and management, we believe Dr. Leonard is well qualified to serve on the Board. Dr. Leonard was designated for nomination to the Board pursuant to the Shareholders Agreement described herein.

TODD B. SISITSKY. Mr. Sisitsky has served as a director of the Company since October 2016 and served as a director of predecessor company IMS Health since 2010. Mr. Sisitsky is the Co-Managing Partner of TPG Capital, TPG’s scale private equity business in the U.S. and Europe, and co-leads the firm’s investment activities in the healthcare services and pharmaceutical and medical device sectors. He also serves on the executive committee of TPG Holdings. He has played leadership roles in connection with TPG’s investments in Allogene Therapeutics, Adare Pharmaceuticals, Aptalis, Biomet, Exactech, Fenwal, Healthscopt, Iasis Healthcare, Immucor, IQVIA (and predecessor companies IMS Health and Quintiles), Par pharmaceutical, and Surgical Care Affiliates. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky currently serves as the chair of the Dartmouth Medical School board of advisors, and as a board member of the international non-profit Grassroot Soccer. Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board. Mr. Sisitsky was designated for nomination to the Board by TPG pursuant to the Shareholders Agreement described herein.

THE COMPANY’S CORPORATE GOVERNANCE

Corporate Governance Highlights

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to adopting and following strong corporate governance practices because we believe that such practices promote an environment of accountability for the Board and our senior management and otherwise promote the long-term interests of our stockholders. Below is a summary of some of the highlights of our corporate governance framework, which are discussed in more detail in this Proxy Statement.

✓	Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the LDC Committee of the Board
✓	Securities Trading Policy, including Anti-Hedging and Anti-Pledging terms	✓	Director Resignation Policy whereby directors are required to resign if they receive a number of withhold votes that is greater than 50% of all votes cast
✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Limitation on Management Directors. Our Chairman and CEO is the only member of management to serve as a director
✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	Audit Committee Approval Required for Related Party Transactions
✓	Clawback Policy to Recoup Executive Compensation	✓	Share Ownership Guidelines for both Directors and Executives
✓	Risk Oversight by the Board and Committees	✓	No “Poison Pill” (Stockholder Rights Plan)
✓	Multi-Year Vesting Requirements for Performance Share Awards	✓	No Excise Tax Gross-Ups on Severance or Change in Control Payments or Benefits
✓	Annual Board and Committee Self Evaluations	✓	Established Whistleblower Policy

Board of Directors

The Board is responsible for supervision of the overall affairs of the Company. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of our Chief Executive Officer.

Chairman and Chief Executive Officer

Mr. Bousbib became Chairman and Chief Executive Officer of the Company on October 3, 2016, in connection with the Merger. We believe that the current board leadership structure is appropriate and in the best interests of our stockholders because our Chief Executive Officer has a unique depth of knowledge about the Company and the opportunities and challenges we face. The role of the Chairman is to set the agenda for the board meetings and to preside over general board sessions. When the Board meets in executive session without management present to evaluate management’s performance, these sessions are presided by our independent Lead Director. The current board leadership structure provides for effective and efficient leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the Board. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but does not believe there is any reason to do so at this time. The Board believes that this issue is primarily a matter of the succession planning process and that it is in the best interest of the Company for the Board to make this determination when it elects a new Chief Executive Officer or under such other circumstances that it believes are best for the Company at a given point in time.

Lead Director

The responsibilities of the lead director of the Board (the “Lead Director”) include liaising between non-management directors and management; presiding at executive sessions of non-management directors, and at Board meetings when the Chairman is not present; consulting with the Chairman on matters pertinent to the Company and the Board, including meeting agendas, schedules and information sent to the Board for Board meetings; consulting with major stockholders upon their request; and performing such other responsibilities as the Board may determine from time to time, as outlined in our Corporate Governance Guidelines, which can be found in the “Investor Relations” section of our website under Corporate Governance at http://ir.iqvia.com. Our current Lead Director is Dr. Leonard.

Board Committees

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the LDC Committee and the Nominating and Governance Committee. The Board held seven (7) meetings during fiscal 2018. All of our current directors attended at least 75% of the total number of meetings of the Board and Board committees on which they served in 2018. Our directors are invited to and strongly encouraged to attend the Company’s annual meetings of stockholders but they are not required to do so. Ten (10) directors attended the annual meeting of the stockholders in 2018.

Board Leadership Structure

We believe that our governance structure provides effective oversight of the Board because:

•	the Board has established and follows robust Corporate Governance Guidelines;

•	we have an independent Lead Director;

•	each member of the Board, other than our Chairman and Chief Executive Officer, is independent as defined by the listing standards of The New York Stock Exchange (“NYSE”);

•	each standing committee of the Board is composed solely of independent directors; and

•	our independent directors meet regularly in executive session.

Documents Establishing our Corporate Governance

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at the Company:

•	Corporate Governance Guidelines;

•	Code of Conduct;

•	Certificate of Incorporation and Bylaws for the Company; and

•	Charters for the three Board committees:

•	Audit Committee;

•	LDC Committee; and

•	Nominating and Governance Committee.

These documents and other important information on our corporate governance are posted in the “Corporate Governance” section of the “Investor Relations” section of our website under “Governance Document” and “Committee Charters,” respectively, and may be viewed at http://ir.iqvia.com. Also available on our website under the “Corporate Responsibility” and “Investor Relations” sections is our 2018 Sustainability and Corporate Citizen Report, which provides increased visibility into our governance programs, commitment to and support for the communities in which we live and work, and restates our fundamental values and policies around the respect and dignity of every individual, whether employee, customer, supplier or stockholder. We will also provide printed copies of these documents free of charge to any stockholder who sends Investor Relations a request at: IQVIA Holdings Inc., 100 IMS Drive, Parsippany, New Jersey 07054.

Board Composition

The Board oversees the management of our business by the Chief Executive Officer and senior management. Our amended and restated certificate of incorporation provides that the Board shall consist of at least five (5) directors but not more than seventeen (17) directors and that the number of directors may be fixed from time to time by resolution of the Board.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the parties to the Shareholders Agreement described below, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

In connection with the Merger, the Company entered into the Shareholders Agreement, which addresses, among other things, certain board designation rights, registration rights and transfer restrictions. The Board designation rights for each of the parties to the Shareholders Agreement, other than with respect to one director position for TPG, have since ceased. The DG Shareholders and LGP are no longer parties to the Shareholders Agreement.

TPG will continue to have the right to designate one individual to our Board until such time as it owns, as a group, less than 5% of our outstanding common stock. The Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation in certain circumstances.

The Board is currently composed of twelve (12) directors, each of whom was designated for nomination as a director in accordance with the Company’s corporate documents and, other than Ms. Burt, pursuant to the terms of the Shareholders Agreement described herein. Each of the nominees at the 2019 Annual Meeting has been nominated by the Nominating and Governance Committee and not specifically designated pursuant to the Shareholders Agreement.

Director Independence

The Board conducted an assessment of the independence of each director and determined that the following Company directors are currently independent:

Carol J. Burt	James A. Fasano

John P. Connaughton	Colleen A. Goggins

Jonathan J. Coslet	Jack M. Greenberg

John G. Danhakl	John M. Leonard, M.D.

Michael J. Evanisko	Ronald A. Rittenmeyer

Todd B. Sisitsky

In accordance with our Corporate Governance Guidelines and the corporate governance standards of the NYSE, this determination of independence means that the Board finds that the director has no material relationship with the Company, directly or indirectly, that would interfere with his or her exercise of independent judgment as a director of the Company. With respect to directors who are members of the Audit Committee and the LDC Committee, the Board has determined that each director meets an even higher standard as required by SEC and NYSE rules.

The Board has also determined that Mr. Fasano is an “Audit Committee Financial Expert” as such term also is defined in SEC rules and that each member of the Audit Committee is financially literate.

Committees of the Board

The Board has three standing committees:

•	Audit Committee;

•	LDC Committee; and

•	Nominating and Governance Committee.

AUDIT COMMITTEE

2018 Meetings:

The Audit Committee held eight (8) meetings during fiscal 2018.

Members in 2018:

James A. Fasano

(Chairman)

Michael J. Evanisko

Colleen A. Goggins

John M. Leonard, M.D.

Ronald A. Rittenmeyer

Responsibilities:

•  Assisting the Board in fulfilling its oversight responsibilities relating to: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and the independent auditor, and (v) the performance of the Company’s compliance and ethics program;

•  Reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•  Discussing earnings press releases and the financial information and earnings guidance provided to analyst and rating agencies;

•  Overseeing the relationship between the Company and our independent registered public accounting firm, including:

•  having direct responsibility for its appointment, compensation and retention;

•  reviewing the scope of its audit services;

•  approving its non-audit services; and

•  reviewing and evaluating its independence;

•  Reviewing with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation, and monitor the progress and results of such plans during the year;

•  Reviewing with internal auditors and the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management, and management’s response to such problems or difficulties;

•  Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, and reviewing and discussing with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting policies and practices, and policies relating to risk assessment and management;

•  Reviewing and approving all related party transactions and corporate opportunity transactions;

•  Providing the Report of the Audit Committee for inclusion in the annual proxy statement; and

•  Conducting an annual assessment of the Audit Committee’s performance.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
2018 Meetings: The LDC Committee held four (4) meetings during fiscal 2018. Members in 2018: Ronald A. Rittenmeyer (Chairman) John P. Connaughton Jack M. Greenberg Todd B. Sisitsky

Responsibilities:

•  Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”);

•  Evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers;

•  Making recommendations to the Board about the compensation of our directors;

•  Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•  Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

•  Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers;

•  Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards;

•  Establishing and reviewing periodically policies and procedures with respect to perquisites;

•  Producing the Compensation Committee Report on Executive Compensation for inclusion in our annual proxy statement in accordance with SEC proxy and disclosure rules;

•  Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•  Reviewing the processes for managing executive succession and the results of those processes, including:

•  reporting and making recommendations to the Board regarding the adequacy of executive resource development;

•  recommending to the Board successors to our Chief Executive Officer and other senior executives and overseeing the development of executive succession plans;

•  monitoring the recruitment, development, promotion and assessment of candidates expected by our Chief Executive Officer to assume key executive positions, including the chief executive officer role, within the next five years as well as other high potential candidates; and

•  Conducting an annual assessment of the LDC Committee’s performance.

NOMINATING AND GOVERNANCE COMMITTEE

2018 Meetings:

The Nominating and Governance Committee held four (4) meetings during fiscal 2018.

Members in 2018:

Jack M. Greenberg

(Chairman)

John G. Danhakl

Colleen A. Goggins

John M. Leonard, M.D.

Todd B. Sisitsky

Responsibilities:

•  Identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•  Establishing processes for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•  Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•  Developing and recommending to the Board a set of corporate governance principles;

•  Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•  Reviewing and recommending to the Board practices and policies with respect to directors;

•  Evaluating and making recommendations to the Board regarding shareholder proposals that relate to corporate governance;

•  Conducting an annual assessment of the Nominating and Governance Committee’s performance; and

•  Overseeing the evaluation of the Board.

The Nominating and Governance Committee will consider stockholders’ recommendations of nominees for membership on the Board. Stockholders may recommend candidates for membership on the Board to the Nominating and Governance Committee by submitting the names in writing to: Secretary, IQVIA Holdings Inc., 100 IMS Drive, Parsippany, New Jersey 07054.

The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual or special meeting. These procedures are described below under the caption “Stockholder Proposals for 2020 Annual Meeting of Stockholders.”

Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our business activities. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight. In 2018, we established an Enterprise Risk Council, comprised of leaders from our principal functional areas and business units that meet on a quarterly basis, to update our enterprise risk framework used to identify and manage our key risks. The updated framework considers external and internal factors that could impede the achievement of our business objectives or damage our brand, reputation or financial condition. The Board reviews these key risks and the related framework annually, and the Board or appropriate Board committees discuss selected risks in more detail throughout the year, as discussed below.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, cybersecurity, compliance with legal and regulatory matters and performance of our compliance and ethics program in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our LDC Committee focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Governance Committee focuses on risks associated with our corporate governance policies and practices.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

Code of Ethics

We have adopted a code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of this code of conduct is posted on our website at www.iqvia.com/investors. In the event the code of conduct is revised, or any waiver is granted under the code of conduct with respect to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, notice of such revision or waiver will be posted on our website or disclosed on a current report on Form 8-K as required.

Succession Planning for Directors and Executive Officers

Vacancies on the Board may occur from time to time. The Bylaws provide that any vacancy caused by the death or resignation of a director may be filled by the affirmative vote of a majority of the directors then in office.

Subject to the terms of the Bylaws and the Shareholders Agreement, the Nominating and Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. It is the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the NYSE as further clarified herein and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests. As provided in its Corporate Governance Guidelines, the Board also seeks to achieve a mix of directors that enhances the diversity of background, including with respect to professional skills, relevant industry experience, specialized expertise, international experience, gender, race and ethnicity, to maintain a diverse membership. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Governance Committee may retain an executive recruitment organization to assist it in its search by providing a diverse and qualified slate of candidates.

In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the LDC Committee with an assessment of senior managers and of their potential to succeed him. He also provides the LDC Committee with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional and global business unit and corporate staff function assessments to identify key employees and employees with high potential for increased responsibilities;

•	Chief Executive Officer assessments of the leaders of the regional and global business units and corporate staff functions, focusing on senior executives’ development and succession; and

•

Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders.

We use online tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

How to Contact the Board and its Committees

We have established a process by which stockholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to iqviabod@iqvia.com, or write to the following address:

Board of Directors

c/o Secretary

IQVIA Holdings Inc.

100 IMS Drive

Parsippany, New Jersey 07054

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

Under our non-employee director compensation program, each member of the Board who is not an employee and who is not affiliated with the Sponsors or LGP is eligible to receive compensation consisting of an annual retainer of $100,000 paid in cash in quarterly installments and an annual grant of fully vested restricted stock units with a grant date fair value of approximately $200,000. In addition, under the program, eligible directors receive additional payments, paid in cash on a quarterly basis, for service on the committees of the Board. The Company also reimburses its directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at Board meetings.

The non-employee director compensation program for directors who are not affiliated with the Sponsors or LGP is as follows:

Payment	Annual Compensation ($)
Cash retainer	100,000
Equity retainer fair value (payable in fully vested restricted stock units)	200,000
Committee Chair Fees:
Audit	30,000
Leadership Development and Compensation	25,000
Nominating and Governance	20,000
Lead Director Fee	42,500
Committee Member (other than Chairs) Fees:
Audit	10,000
Leadership Development and Compensation	5,000
Nominating and Governance	5,000

Subsequent to the appointment of Dr. Leonard as independent Lead Director by the Board on July 25, 2018, the LDC Committee considered an analysis prepared by management in conjunction with the Committee’s independent consultant, Steven Hall & Partners, which summarized lead director compensation trends and pay levels at the same peer companies used to evaluate the compensation of our named executive officers (as described in “Compensation, Discussion and Analysis—Review of Peer Companies in 2018”, below). Following this review, the LDC Committee recommended, and the Board approved, effective beginning November 2018, an additional fee for the Lead Director in the amount of $42,500, payable in equal quarterly cash installments. There were no other changes in the compensation program for non-employee directors for 2018. Committee membership fees are not paid to the chairperson of a committee. The Board has the authority to set the terms of our non-employee director compensation program and may change those terms at any time.

Non-employee director compensation for 2018. The following table shows information regarding the compensation earned by our non-employee directors during 2018. The compensation received by our Chief Executive Officer during 2018 is included in the “Summary Compensation Table” below. Our Chief Executive Officer did not receive any additional compensation for his service on the Board. Only our non-employee directors not affiliated with the Sponsors or LGP receive compensation for their service on the Board.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John P. Connaughton	—	—	—
Jonathan J. Coslet	—	—	—
John G. Danhakl	—	—	—
Michael J. Evanisko(2)	110,000	199,948	309,948
James A. Fasano	—	—	—
Dennis B. Gillings, CBE, Ph.D.(3)	—	—	—
Colleen A. Goggins(4)	112,500	199,948	312,448
Jack M. Greenberg(2)	125,000	199,948	324,948
John M. Leonard, M.D.(2)(5)	125,625	199,948	325,573
Ronald A. Rittenmeyer(2)	135,000	199,948	334,948
Todd B. Sisitsky	—	—	—

(1)

In accordance with our non-employee director compensation program, restricted stock units were granted to Ms. Goggins, each of Messrs. Evanisko, Greenberg and Rittenmeyer and Dr. Leonard with a grant date of April 26, 2018 (2,072 restricted stock units each). These restricted stock units were fully vested when granted. Amounts reflect the aggregate grant date fair value of the restricted stock units at April 26, 2018 ($96.50 per share) computed in accordance with Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2018 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2018 included in Part II of our annual report on Form 10-K.

(2)

The aggregate number of shares that were subject to outstanding stock options as of December 31, 2018 for each of these directors is as follows: 92,600 for Mr. Evanisko, 25,400 for Mr. Greenberg, 20,200 for Dr. Leonard and 11,520 for Mr. Rittenmeyer.

(3)	Dr. Gillings retired from the Board on April 10, 2018 following our 2018 annual meeting of stockholders. He did not receive any compensation for his services as a director during 2018.

(4)

Ms. Goggins was appointed to the Nominating and Governance Committee on July 25, 2018. In accordance with our non-employee director compensation program, she received the portion of the Nominating and Governance Committee Member fee earned from July 25, 2018 to December 31, 2018.

(5)

Dr. Leonard was appointed as Lead Director by the Board on July 25, 2018. In accordance with the actions taken by the LDC Committee and the Board on November 1, 2018, he received the portion of the Lead Director fee earned from November 1, 2018 to December 31, 2018.

Director share ownership guidelines. Under the Company’s share ownership guidelines established by the LDC Committee, each member of the Board who is not an employee and is not affiliated with the Sponsors or LGP is expected to hold shares of our common stock that have a value equal to five (5) times his or her annual cash retainer for service as a director. While there is no set period in which this ownership level must be met, each non-employee director not affiliated with the Sponsors or LGP is required to retain ownership of at least 50% of the shares received by him or her as a result of the exercise, vesting or settlement of equity awards, until the share ownership guideline is met. The LDC Committee is responsible for setting and periodically reviewing these guidelines. The LDC Committee oversees compliance with these guidelines, and reviews director holdings annually. Other than Ms. Goggins, who joined the Board in July 2017, each non-employee director not affiliated with the Sponsors or LGP has already satisfied his or her share ownership requirement.

Non-Employee Director Deferral Plan. Pursuant to the IQVIA Holdings Inc. Non-Employee Director Deferral Plan (the “Director Deferral Plan”), non-employee directors may elect to defer receipt of their cash retainers. If a director elects to defer his or her retainer, he or she will instead be credited with that value in deferred shares under the Director Deferral Plan. Deferred shares become payable in Company common stock following a termination of the director’s Board service or the director’s death, or upon a change in control of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for our named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to our named executive officers.

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the LDC Committee. The LDC Committee, together with the Board with respect to certain matters, determines the compensation and benefits of the Company’s executive officers and administers the Company’s equity-based and other compensation plans. We last conducted a “say on pay” vote at the 2017 annual meeting of stockholders where our stockholders voted in favor of our executive compensation program and elected to hold a “say on pay” vote every three years. The next such vote will occur at our 2020 annual meeting of stockholders. As a general matter, we regularly communicate with many of our large investors to discuss governance matters and any other feedback stockholders have provided.

2018 Named Executive Officers

In this Compensation Discussion and Analysis, we focus on our executive officers listed in the “Summary Compensation Table” below and the other compensation tables included in this Proxy Statement (our “named executive officers”). For 2018, the following individuals were our named executive officers:

Name	Age	Current Position
Ari Bousbib	57	Chairman, Chief Executive Officer, and President
Michael R. McDonnell	55	Executive Vice President and Chief Financial Officer
W. Richard Staub, III	56	President, Research & Development Solutions
Kevin C. Knightly	58	President, Technology & Commercial Solutions
Eric M. Sherbet(1)	54	Executive Vice President, General Counsel and Secretary
James H. Erlinger III(2)	60	Former Executive Vice President, General Counsel and Secretary

(1)	Mr. Sherbet commenced employment with us on March 1, 2018.

(2)

Mr. Erlinger retired from the Company on February 28, 2018. A description of the compensation and benefits that Mr. Erlinger received in connection with his termination of employment is included below.

2018 Company Highlights

In 2018, we continued to make significant progress combining the Quintiles and IMS Health businesses during the second year of our three-year Merger integration. Highlights of the Company’s performance for 2018 include:

•	Revenue of $10,412 million for the full year of 2018; increased 7.3 percent on a reported basis;

•	Adjusted EBITDA of $2,224 million; increased 10.6 percent on a reported basis;

•	Adjusted Diluted EPS of $5.55; increased 22 percent on a reported basis; and

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2018 cumulative total shareholder return for the Company was 18.7% versus negative 6.2% for the S&P 500 and negative 5.9% for the peer group (assuming the reinvestments of dividends, if any) identified in the performance graph below.

2018 Accomplishment Summary. 2018 was a year of major milestones and accomplishments for our organization. Once again, we were named to FORTUNE’S list of World’s Most Admired Companies and we earned top honors as the Best Contract Research Organization Full-service Provider by Scrip Awards. We extended our partnership with Salesforce to develop a suite of clinical trial technology, investing considerable resources and expertise into our innovative technology platforms to address critical client needs in the clinical area and in the regulatory, compliance, safety and quality space. Our Research & Development Solutions achieved total contracted services net new business (“NNB”) of $5.85 billion in 2018 and we closed the year with over $17.13 billion of Research & Development Solutions backlog. Our commercial Orchestrated Customer Engagement SaaS-based platform, which is built on best-in-class technologies such as Salesforce, Mulesoft, Heroku and others, gained significant traction in the market with over 30 life sciences clients deciding to standardize on our superior technology, including two top-20 global pharmaceutical companies. We also entered into an important collaboration with Genomics England to launch the first real-world research platform with integrated clinical and genomic data. In furtherance of our capital deployment strategy, we also completed strategic acquisitions and investments for a total investment of $372 million in net cash allowing us to enhance our capabilities and offerings. We also returned approximately $1.4 billion in 2018 to stockholders in the form of share repurchases.

We believe that the efforts of our named executive officers were critical to achieving these results and significant milestones. We considered a number of factors in assessing a named executive officer’s individual performance, including contribution to these business results and strategic objectives and the achievement of pre-established corporate and individual objectives, among other things, in determining a named executive officer’s annual incentive under our annual short-term incentive plan for 2018.

Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2018 Annual Report. For additional information regarding “Adjusted EBITDA,” and “Adjusted Diluted EPS,” including a reconciliation of these non-GAAP financial measures to net income, see Appendix A—Financial Reconciliations—attached hereto.

Performance Graphs. The following graphs show a comparison of the total cumulative shareholder return for our common stock, the Standard & Poor’s 500 Stock Index (“S&P 500”) and a select peer group for fiscal year 2018 and from May 3, 2016 (the announcement date of the Merger) through December 31, 2018.

The below graph assumes that $100 was invested in IQVIA Holdings Inc., the S&P 500 and the peer group as of the close of market on December 31, 2017, and assumes the reinvestments of dividends, if any.

2018 Total Shareholder Return (January 1, 2018 to December 31, 2018)

The below graph assumes that $100 was invested in Quintiles Transnational Holdings, Inc., predecessor to IQVIA, the S&P 500 and the peer group as of the close of market on May 3, 2016 (the announcement date of the Merger), and assumes the reinvestments of dividends, if any.

Total Shareholder Return Since Merger Announcement (May 3, 2016 to December 31, 2018)

*

For both charts, the peer group consists of Cerner Corporation, Charles River Laboratories, Inc., Dun & Bradstreet Corporation, Equifax Inc., ICON plc, IHS Markit Ltd., Laboratory Corporation of America Holdings, Nielsen N.V., PRA Health Sciences, Inc., Syneos Health, Inc., Thomson Reuters Corporation and Verisk Analytics, Inc.

The companies in the peer group are publicly traded information services, information technology or contract research companies, and thus share similar business model characteristics to IQVIA, or provide services to similar customers as IQVIA. Some of these companies are also used by the LDC Committee for purposes of compensation benchmarking.

The S&P 500 and the peer group were included for comparative purposes only. They do not necessarily reflect management’s opinion that the S&P 500 and the peer group are an appropriate measure of the relative performance of the stock involved, and they are not intended to forecast or be indicative of possible future performance of our common stock.

These performance graphs shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any filing of IQVIA Holdings Inc. under the Exchange Act or under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Compensation Philosophy

The Board’s compensation philosophy for the Company continues to be primarily focused on creating an alignment between executive compensation and business performance by rewarding our executive officers for the achievement of strategic goals that are intended to contribute to long-term stockholder value. We emphasize performance-based, variable compensation over fixed compensation.

Principal Objectives of our Executive Compensation Program

Generally. Our executive team is critical to the Company’s success and to building value for our stockholders. The goals of our executive compensation program are to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term;

•	Motivate our executives to succeed by providing compensation that is directly linked to both our short- and long-term performance;

•

Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of the executive officer’s compensation through time- and performance-based equity awards and through the use of share ownership guidelines; and

•	Ensure that our compensation program is designed and administered in a manner that appropriately manages risk to safeguard the interest of our stockholders, as well as our employees.

We have designed our executive compensation program with specific features to help achieve these goals and to promote related objectives that are important to our long-term success.

Compensation and governance practices. Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•

Annual executive compensation review. The LDC Committee conducts an extensive annual review of our executive compensation program to ensure that it continues to support our short- and long-term strategic objectives.

•

External compensation consultant. The LDC Committee has engaged its own independent, external compensation consultant to assist in reviewing our executive compensation program and recommending changes to it.

•

Performance-based compensation. We use performance-based short- and long-term incentives in our executive compensation program. We use corporate metrics that are tied to important business goals and different metrics are used for short- and long-term incentives. We select challenging goals and differentiate annual incentive payments to individual executives based on individual achievement. A substantial part of our long-term incentive program consists of performance share awards that are earned based on the achievement of Adjusted Diluted EPS and Relative Total Shareholder Return (each, as described below).

•	No excise tax gross-ups. We do not provide for any excise tax gross-ups on severance or change in control payments or benefits.

•

No single trigger vesting. Our outstanding long-term incentive awards do not provide for automatic single trigger vesting in connection with a change in control if they will continue following the transaction or an acquirer agrees to replace the awards.

•	No repricing. Our long-term incentive plan prohibits the “repricing” of stock options and stock appreciation rights.

•	No dividends prior to vesting. Our long-term incentive awards do not provide for the payment of dividends or dividend equivalents on unearned or unvested awards.

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Multi-year vesting requirements. Under the Company’s long-term incentive program for the 2018 fiscal year, performance share awards representing 50% of the overall annual long-term incentive award value at grant will be eligible to vest at the end of a three-year performance period and stock-settled stock appreciation rights representing the remaining 50% of the overall annual long-term incentive award value at grant will vest ratably over a three-year period. We believe that a combination of time- and performance-based long-term incentive awards meets our needs of attracting and retaining top executives and rewarding them for strong performance.

•	Clawback policy. We maintain a clawback policy that applies to short- and long-term incentive compensation.

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Stock ownership guidelines. We have robust stock ownership guidelines, which require our named executive officers to hold between 3 times and 6 times base salary. Our stock ownership policy requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards until they meet their required ownership levels.

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Stock hedging and pledging policies. Our securities trading policy prohibits hedging transactions with respect to, and the pledging of, our securities by any of our directors, officers or other employees or their immediate family members, except where the individual receives prior written approval from the General Counsel. In 2018, the General Counsel did not approve any stock hedging or pledging transactions and none of our current executive officers or directors have entered into any such hedging or pledging transactions.

Performance metrics. Our executive compensation program ties a substantial portion of each named executive officer’s compensation to the achievement of performance objectives over both the short- and long-term. We believe this approach to compensation demonstrates our “pay for performance” philosophy as well as our focus on creating longer-term value for our stockholders. The principal measures of our business performance, as they relate to our compensation programs for 2018, are set forth below:

Definitions and reasons for use of performance metrics.

Performance Metric	Description	Reason Selected
“Revenue”	Company’s revenue from its Consolidated Statements of Income.	The LDC Committee believes it is a key driver of stockholder value and earnings growth over time.

“Adjusted EBITDA”	Company’s net income or loss from our Consolidated Statements of Income before interest income and expense, income taxes, depreciation and amortization, and as further adjusted to eliminate restructuring and related expense, other losses, net non-cash stock-based compensation charges, acquisition-related charges, sponsor monitoring/ termination fees, deferred revenue purchase accounting adjustments and merger costs and other payments or adjustments as determined by the LDC Committee.	The LDC Committee believes it is an important measure of financial performance and the ability to service debt and reflects our near- and longer-term goal of increasing profitability.

Relative “Total Shareholder Return” or “TSR”	A measure of the Company’s shareholder value creation relative to a peer group over time. It combines share price appreciation and dividends paid to show the total return to the shareholder expressed as an annualized percentage.	The LDC Committee views this metric as closely correlated with long-term returns to stockholders.

Total “Adjusted EPS”/ “Adjusted Diluted EPS Growth”	Diluted adjusted earnings per share as reported, excluding, to the extent applicable, (i) restructuring costs, (ii) loss on extinguishment of debt, (iii) changes to the estimated value of contingent consideration and (iv) any extraordinary nonrecurring items.	The LDC Committee believes it is an important measure of our goal of increasing profitability.

Decision-Making Responsibility

Roles of the LDC Committee, the Board and management in compensation decisions. The Company’s executive compensation program is developed and overseen by the LDC Committee. The LDC Committee consults with and takes into account the views and recommendations of management, including those of our Chief Executive Officer and our Chief Human Resources Officer, in making decisions regarding our executive compensation program and executive new hire compensation arrangements. Our Chief Executive Officer makes recommendations about annual base salary increases, annual cash incentive targets and payments and long-term incentive grants for our named executive officers (other than for himself). The LDC Committee is responsible for approving (or recommending for approval to the Board, in the case of the compensation of our Chief Executive Officer) the long-term incentive awards and the compensation of our named executive officers.

Use of compensation consultants. The LDC Committee retains a compensation consulting firm to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our Chief Executive Officer and our other senior executives. The LDC Committee has directly engaged Steven Hall & Partners (the “external compensation consultant”) to act as its independent compensation consultant, to assist in gathering and analyzing market data, including benchmarking data, to inform the LDC Committee about compensation standards and trends, to advise the LDC Committee on program design, including the form and type of compensation and related performance measures, and to help with communications and the implementation of our compensation programs and policies, including our non-employee director compensation program (as described above). While the external compensation consultant may make recommendations on the form and amount of compensation delivered, the LDC Committee (or the Board as described above) makes all decisions regarding the compensation of our named executive officers. The LDC Committee reviews the appointment of the external executive compensation consulting firm annually.

The LDC Committee is solely responsible for approving payments to the external compensation consultant and for setting the terms and scope of the external compensation consultant’s engagement and the termination of this engagement. The external compensation consultant reports directly to the LDC Committee. The external compensation consultant provides only executive and non-employee director compensation consulting services to us and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the LDC Committee determined that the external compensation consultant was independent and that the work it performed during 2018 did not raise any conflicts of interest.

Compensation Setting Process

In 2018, the LDC Committee relied on several factors in its review of total direct compensation opportunities (annual base salary, target annual incentives and long-term incentives) for our named executive officers, including peer group data and available market data taken from certain surveys, as described below. The LDC Committee used this data as one factor in determining the overall level of compensation for our named executive officers. The LDC Committee targeted total compensation opportunities for our named executive officers, other than our Chief Executive Officer, at or near the median of our peer group and/or market survey group and determined that total compensation opportunities for our Chief Executive Officer should be at a level necessary to incentivize outstanding performance and help ensure continued long-term service to our Company. The LDC Committee considers comparisons to compensation levels at other companies to be helpful in assessing the overall competitiveness of compensation practices, but places a greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.

In addition to reviewing the market data described below, the LDC Committee also consulted our Chief Executive Officer and took his assessments and recommendations into account with respect to the other named executive officers, in addition to other factors such as experience and length of service of the named executive officer, relative responsibilities among members of the executive team, contributions by the named executive officer and business conditions.

Review of Peer Companies in 2018. The composition of our peer group reflects a mix of both industry and non-industry peers. These companies are ones with whom we compete for executive talent, or which are broadly similar to us based on certain characteristics, such as: financial size and performance as measured by revenue, capitalization, returns, growth and/or profitability; industry focus; scope of operations; employee base and market presence outside the United States; and organizational complexity. The peer companies, when selected, had annual revenues ranging from 0.5 times to 2.5 times our revenues. In 2018, the LDC Committee reviewed the peer group that it had established in 2017, which consists of the following thirteen companies, for its continued appropriateness and determined not to make any changes:

Agilent Technologies, Inc.	Allergan plc	Cerner Corp.

Cognizant Technology Solutions Corp.	Fiserv, Inc.	Laboratory Corp of America Holdings

Nielsen Holdings PLC	Perrigo Co. PLC	Quest Diagnostics, Inc.

salesforce.com, inc.	Science Applications International Corp.	S&P Global, Inc.

Thomson Reuters Corp.

Review of Market Survey Data in 2018. In 2018, the LDC Committee considered peer group and market survey data when determining the elements and amount of total direct compensation for our named executive officers, other than our Chief Executive Officer, whose base salary and annual incentive target were established pursuant to his employment agreement.

The market survey data reviewed consisted of surveys of executive compensation data from public and private companies across all sectors with similar qualifications as we use to determine peer companies. The external compensation consultant prepared analyses of this survey data at the direction of the LDC Committee for its review and consideration. For positions where peer group and market survey data were available, the peer group and market survey data were averaged to provide a market composite perspective for compensation levels of such positions. We also reviewed peer group data to assess competitive incentive compensation programs, practices and long-term incentive award levels.

For 2018, long-term incentive awards were determined in part based on non-binding Company grant guidelines developed using peer group and market survey data of the type described above. These guidelines, which are reviewed on an annual basis, cover employees at each of our senior executive levels, including our named executive officers, other than our Chief Executive Officer, and set forth proposed long-term target award values for each job level, which were established taking into account market survey data on target equity award values for employees with similar salaries and positions.

The LDC Committee also takes into account factors other than market and survey data in setting salary, short- and long-term incentives, which are the elements of total direct compensation. Such factors include the experience and length of service of the named executive officer, relative responsibilities among members of our executive team, contributions by the named executive officer and business conditions. The LDC Committee took into account all these same factors when determining Mr. Sherbet’s compensation at the time he was hired.

Other compensation. For other elements of compensation provided to our named executive officers, such as severance, change in control benefits, perquisites, retirement plans and health and welfare benefits, the LDC Committee intends to provide competitive and appropriate benefits and retirement and/or termination protection. The LDC Committee considers the views and experiences of the external compensation consultant on these matters. The LDC Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites to our named executive officers on an individual basis as deemed appropriate and reasonable by the LDC Committee. The Company believes the cost of providing such perquisites in 2018 was reasonable and represents a relatively small percentage of the executives’ overall compensation packages.

Chief Executive Officer compensation. The LDC Committee believes that our Chief Executive Officer has been instrumental in defining our strategy and leading the transformation of our business and positioning us for future growth. Our Chief Executive Officer has been critical in our evolution to becoming the leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. The Board believes that this evolution, which is still in process, is fundamental to the long-term success of our Company.

When reviewing the compensation opportunities for the Chief Executive Officer, the LDC Committee considers various factors including our Chief Executive Officer’s historical compensation over the term of his employment with us, the retentive value of his current equity holdings, and the compensation of chief executive officers at public companies outside of the peer group described above, including significantly larger companies, which the LDC Committee believes are realistic competitors for his services.

In 2018, the LDC Committee undertook a review of our Chief Executive Officer’s employment agreement, which had last been amended and restated in February 2014, when he was Chief Executive Officer of IMS Health, then a private company, in advance of its initial public offering in April 2014 and prior to the Merger. The Company at the time was much smaller and less complex than our current, post-Merger organization. Additionally, the LDC Committee and the Board believed that it was important to provide our Chief Executive Officer with protections on his long-term incentive awards in the event of involuntary employment terminations because of the significance of such awards in his total compensation package. The LDC Committee also believed that the benefits he received from the Company aided in his ability to more efficiently perform his duties for the Company and therefore should be reflected in his agreement. Based on this evaluation, which included a review by the external compensation consultant of market practice at our peer group described herein, the LDC Committee recommended, and the Board approved, a new employment agreement with our Chief Executive Officer. The new employment agreement replaced and superseded our Chief Executive Officer’s prior employment agreement, preserved his existing salary, annual bonus opportunity, and other primary benefits, and included certain benefits that the Company previously provided him. Pursuant to his employment agreement, our Chief Executive Officer also receives certain protections, including accelerated vesting and full-term exercisability of long-term incentive awards (if applicable) in the event of his termination of employment under certain circumstances (i.e., involuntary, retirement, death or disability). Also on July 26, 2018, the Board, following the recommendation of the LDC Committee, amended outstanding long-term incentive awards previously granted to the Chief Executive Officer in 2015 through 2018 to provide for accelerated vesting and full-term exercisability (if applicable) consistent with the terms of his employment agreement. All of the material terms of our Chief Executive Officer’s new employment agreement are set forth in the narrative disclosure that follows the “Summary Compensation Table” below.

Elements of Compensation

As described in more detail below, the primary elements of the Company’s 2018 executive compensation program include:

BASE SALARY	+	SHORT-TERM INCENTIVE AWARDS	+	LONG-TERM INCENTIVE AWARDS	+	RETIREMENT, PERQUISITES AND TERMINATION BENEFITS

Together, these items are intended to be complementary and serve the goals described above. The LDC Committee, however, does not have any formal policies or guidelines for allocating compensation between short- and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The purpose of base salary is to: (i) provide financial predictability and stability through fixed compensation that is less than a majority of total direct compensation at target, (ii) provide fixed compensation that will attract new executives and retain our existing executives with a market competitive rate, and (iii) provide fixed compensation that reflects the scope, scale and complexity of the executive role. Annual base salaries may be adjusted by the LDC Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary) as well as market benchmarking data and analysis provided by the external compensation consultant. The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group and/or market survey data and our overall budgetary guidelines. The LDC Committee takes all of these factors into account when making its decisions but does not assign a specific or pre-determined weight to any one factor. In addition to the annual salary review, the LDC Committee may also adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

The amount of our Chief Executive Officer’s annual base salary is set forth in his employment agreement, but remains subject to increase based on the same factors as described above for the other named executive officers. The LDC Committee did not increase his annual base salary during 2018 and his annual base salary remained at the level set in 2014.

In 2018, the LDC Committee approved an initial base salary for Mr. Sherbet of $490,000 when he commenced employment with us in March, as well as increases in the annual base salaries of Messrs. Staub, Knightly and Sherbet in July. Mr. Staub’s base salary was increased by 3.0% to $587,100, Mr. Knightly’s base salary was increased by 7.0% to $535,000 and Mr. Sherbet’s base salary was increased by 3.1% to $505,000, in each case, effective on July 1, 2018. These base salary increases were made in connection with our annual performance review process and are reflective of merit increases. For additional information regarding the base salaries paid to our named executive officers in 2018, please refer to the “Summary Compensation Table” below.

Short-Term Incentive Awards

Annual Plan Overview. We have over 58,000 employees worldwide, with approximately 45,000 of these employees eligible to receive an annual short-term incentive award under our annual incentive plan (the “Annual Plan”). Under the Annual Plan, an eligible participant may earn a short-term incentive award based upon a variety of factors, including individual performance measured against the individual’s agreed upon objectives, the individual’s historical overall cash compensation, market compensation levels for the respective individual’s role, the individual’s contributions to his or her respective business unit or function and the performance of the individual’s respective business unit or function. Annual short-term incentive award payouts for each of our approximately 45,000 bonus-eligible employees range from 0% to 200% of his or her individual target annual short-term incentive.

Determination of Level of Achievement of Financial Measures and Other Qualitative and Quantitative Factors. The LDC Committee reviews achievement against pre-determined Revenue and Adjusted EBITDA goals for the Company as a whole, as described below, as well as several other quantitative and qualitative factors such as macro-economic influences on our Company’s business, the impact of material acquisitions or dispositions of businesses, the impact of any change (positive or negative) in currency exchange rates during the fiscal year, restructuring, tax or accounting rule adjustments, non-recurring and other significant non-operational items that impact performance, as well as non-financial factors such as customer satisfaction, achievement of customer wins, quality improvement, human capital management, sustainability efforts, talent retention and development, employee engagement and external recognition to determine actual amounts payable under the Annual Plan.

To measure 2018 corporate financial performance, the LDC Committee pre-established a blended Revenue (weighted 30%) and Adjusted EBITDA (weighted 70%) goal. The pre-established Revenue target for 2018 was $10,100 million, with a threshold of $8,585 million and a maximum of $11,615 million, and the pre-established Adjusted EBITDA target was $2,185 million, with a threshold of $1,857 million and a maximum of $2,513 million, each established using an average foreign exchange rate for 2018. If actual Revenue or Adjusted EBITDA is less than the threshold amount, the Annual Plan does not allow short-term incentive awards to be paid to our named executive officers. If Revenue and Adjusted EBITDA are both greater than the maximum amounts, the amount attributable to our financial performance is capped at 150% (subject to adjustment based on the factors described above).

Threshold, target and maximum performance-based goals were set under the Annual Plan early in 2018 by the LDC Committee. In establishing these goals, the LDC Committee considered current and anticipated business conditions and the applicable business plan and budget for the year, with a view that the threshold level should have a relatively higher probability of achievement and the maximum level should have a relatively lower probability of achievement, and that the payouts under the Annual Plan should serve as a significant incentive. In addition, the performance levels required for threshold, target and maximum payouts were intended to correlate to an appropriate return to stockholders in relation to the overall budgeted compensation payable for such level of performance.

After a review of the level of achievement against the financial targets, the LDC Committee determined that achievement was slightly above target for both Revenue and EBITDA. Because the level of achievement exceeded the threshold amounts for both Revenue and EBITDA, our named executive officers were eligible for short-term incentive awards under the Annual Plan. The LDC Committee then conducted a detailed review of each named executive officer’s level of achievement against a comprehensive set of individual performance objectives for 2018 that were both quantitative and qualitative and went beyond financial metrics to determine each named executive officer’s short-term incentive award as discussed below. Finally, the LDC Committee considered a range of macro-economic and Company-specific operational and non-operational factors (as described above) in support of management’s determination of the appropriate level of funding under the Annual Plan for management’s recommendations for our approximately 45,000 bonus-eligible employees, each of which received a short-term incentive award recommendation ranging from 0% to 200% of his or her target incentive.

Named Executive Officers. Each of our named executive officers, other than Mr. Erlinger, was eligible for an annual short-term incentive award in 2018 ranging from 0% to 200% of his target incentive. The target short-term incentive amounts (expressed as a percentage of base salary) for our named executive officers other than Mr. Sherbet did not change from 2017. The LDC Committee approved Mr. Sherbet’s target short-term incentive amount at the time he commenced employment with us in 2018 based on the same factors as described above under “Base Salary.”

The target short-term incentive amount for each of our named executive officers for 2018 under the Annual Plan was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Michael R. McDonnell	85%
W. Richard Staub, III	85%
Kevin C. Knightly	85%
Eric M. Sherbet	75%
James H. Erlinger III	(1)

(1)	Mr. Erlinger retired from the Company on February 28, 2018 and was not eligible to earn a short-term incentive under the Annual Plan with respect to 2018.

Named Executive Officer Goals. Payouts under the Annual Plan take into account a participant’s individual performance during the performance year. At the beginning of each fiscal year, each of our named executive officers meets with our Chief Executive Officer (or, in the case of our Chief Executive Officer, with the LDC Committee) to discuss his individual performance goals for the year. Each named executive officer’s individual performance goals are developed in consultation with our Chief Executive Officer for review with the LDC Committee and consist of a series of key strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer for the fiscal year in support of the business objectives for the fiscal year. The following table lists certain key 2018 goals for each of our named executive officers:

Named Executive Officer	2018 Goals
Ari Bousbib	•	Achievement of certain Revenue, Adjusted EBITDA and Adjusted EPS targets;
	•	Execute capital allocation strategy, including cash repatriations and share repurchases;
	•	Effective representation of the Company with the investor community;
	•	Execute strategy to drive transformation of the Company to an analytics- and technology-driven services focused company, including specific targets for growth in our technology business and customer wins;
	•	Direct our merger and investment strategy;
	•	Stabilize the Contract Sales & Medical Solutions business;
	•	Create differentiation in the clinical research services space and achieve certain services NNB and new customer targets;
	•	Demonstrate commitment to corporate citizenship; and
	•	Strengthen the workforce through new development initiatives and recruit new talent to support growth.

Michael R. McDonnell	•	Achievement of certain Revenue, Adjusted EBITDA and Adjusted EPS targets;
	•	Effective representation of the Company with the investor community;
	•	Execute capital allocation strategy, including cash repatriations and share repurchases;
	•	Ensure external reporting compliance and effective implementation of new accounting standards;
	•	Pursue corporate development actions for growth; and
	•	Develop and retain key talent.

W. Richard Staub, III	•	Achievement of certain Revenue, Adjusted EBITDA targets and NNB targets;
	•	Create differentiation in the clinical research services space and foster new and existing customer relationships to achieve certain NNB targets;
	•	Develop new offerings;
	•	Demonstrate improvement in quality and delivery metrics;
	•	Pursue business development actions for expansion; and
	•	Develop and retain key talent.

Kevin C. Knightly	•	Achievement of certain Revenue, Adjusted EBITDA and NNB targets;
	•	Execute commercial technology growth strategy, including specific targets for growth in our technology business and customers;
	•	Lead the stabilization of the Contract Sales & Medical Solutions business;
	•	Develop a technology suite of internal capabilities across business units;
	•	Pursue business development actions for expansion; and
	•	Develop and retain key talent.

Eric M. Sherbet	•	Achievement of certain budget goals;
	•	Assessment and implementation of organizational design of the Legal Department;
	•	Legal guidance and support for Mergers & Acquisitions, securities offerings and litigation matters;
	•	Effective oversight of our ethics and compliance program;
	•	Orderly transition of support for the Board;
	•	Effective leadership transition, specifically with key senior leaders; and
	•	Develop and retain key talent.

Named executive officer performance payout range. After the end of the fiscal year, the LDC Committee and our Chief Executive Officer (except with respect to his own individual performance goals) evaluate the named executive officer’s actual individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other factors described above, in determining a named executive officer’s annual short-term incentive under the Annual Plan. Depending on the named executive officer’s individual performance level, his annual short-term incentive payout range will be from 0% to 200% of his target annual short-term incentive based on assessment of performance versus individual objectives.

The LDC Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers against his individual performance goals and the other factors described above and determined that those goals had been achieved at the levels specified below. In considering each executive’s individual performance in 2018 and determining his annual short-term incentive award payout, the Committee specifically considered the following:

Ari Bousbib, Chairman, Chief Executive Officer, and President

The LDC Committee believes that Mr. Bousbib performed extremely well in 2018, specifically recognizing his role in:

•	The Company’s strong overall financial performance for 2018 resulting in meeting or exceeding market consensus and company guidance for all quarters and the fiscal year;

•	Achievement of 2018 Merger-related synergy goals, which remain on track to achieve $200 million in annual savings exiting 2019, the third year following the Merger;

•	Oversight of our capital allocation strategy, which included two successful secondary offerings, repatriation of $900 million in cash, and repurchase of 12.6 million shares;

•

High engagement with the investor community and strong cumulative total shareholder return for the Company of 18.7% versus negative 6.2% for the S&P 500 and negative 5.9% for our peer group described above (assuming the reinvestments of dividends, if any);

•	Successful transition of the Company’s stockholder base from significant private-equity, sponsor ownership to non-affiliated stockholders;

•	Continued growth and acceleration of revenues for Technology & Commercial Solutions and Research & Development Solutions offerings coupled with margin expansion in all business units;

•	Directing our acquisition and investment strategy, with a total of $372 million in net cash deployed in 2018, allowing us to enhance our capabilities and offerings;

•	Execution of the technology product strategy resulting in more than 30 contract wins for the Orchestrated Commercial Engagement platform;

•	Double-digit growth of our Real-World & Analytics Solutions business driven by novel partnerships such as Genomics England;

•	Stabilization of our Contract Sales & Medical Solutions business;

•	The growth of Research & Development Solutions contracted services NNB to $5.85 billion in 2018 resulting in year-end backlog of $17.13 billion;

•

Continued growth of the Research & Development Solutions business fueled by CORE-enabled solutions resulting from the combined capabilities of the legacy organizations demonstrated by business awards from over 300 new customers;

•	Recognition of the Company being named to FORTUNE’S list of World’s Most Admired Companies;

•	Enhancement of the Company’s Sustainability and Corporate Citizenship program; and

•

Launch of the Employee Value Proposition program, talent development and leadership assessments through operating reviews and leadership meetings, and completion of a company-wide employee engagement survey with favorable results.

Based on exceeding targets for all of his performance objectives and achieving more than expected results as described above, the LDC Committee approved an annual short-term incentive award for Mr. Bousbib of $6,300,000, or 196.9% of target.

Michael R. McDonnell, Executive Vice President and Chief Financial Officer

Among Mr. McDonnell’s key achievements that the LDC Committee considered were the following:

•	His role in the Company’s strong overall financial performance for 2018 resulting in meeting or exceeding consensus for all financial metrics for all quarters and the fiscal year;

•

His role in our investor relation activities resulting in total shareholder return for the Company of 18.7% versus negative 6.2% for the S&P 500 and negative 5.9% for our peer group described above (assuming the reinvestments of dividends, if any);

•	His role in the execution of our capital allocation strategy, which included two successful secondary offerings, repatriation of $900 million in cash, and repurchase of 12.6 million shares;

•	His oversight of the successful implementation of new accounting standards, including ASC 606 “Revenue from Contracts with Customers” (ASC 606);

•	His commitment to disciplined financial policies and the maintenance of a strong balance sheet to support our overall strategy;

•

His strong guidance and support in executing our acquisition and investment strategy, with a total of $372 million in net cash deployed in 2018, allowing us to enhance our capabilities and offerings; and

•	His contribution to our Employee Engagement survey with favorable participation levels for his team.

Based on exceeding targets for some of his performance targets and achieving target for others, the LDC Committee approved an annual short-term incentive award for Mr. McDonnell of $600,000, or 108.6% of target.

W. Richard Staub, III, President, Research & Development Solutions

Among Mr. Staub’s key achievements that the LDC Committee considered were the following:

•	His role in the improved financial performance of the Research & Development Solutions global business unit, including an increase in revenue to approximately $5.5 billion;

•	His role in the growth of contracted services NNB to $5.85 billion in 2018 resulting in year-end backlog of $17.13 billion;

•	His leadership in strengthening our existing, and developing new, strategic customer relationships with over 300 new customers;

•	His oversight in the successful launch of our unique, global Virtual Trial offering;

•	The significant improvement in operational delivery and quality metrics, in many cases exceeding target;

•

His oversight in the execution of our Early Clinical Development partnering strategy and our broader Research & Development Solutions acquisition strategy, resulting in expanded geographic capabilities;

•	His contribution to our Employee Engagement survey with favorable participation levels for his team; and

•	His effective collaboration with other executive leaders advancing the development of the IQVIA culture.

Based on exceeding targets for some of his performance objectives and achieving target for others, the LDC Committee approved an annual short-term incentive award for Mr. Staub of $615,000, or 125.0% of target.

Kevin C. Knightly, President, Technology & Commercial Solutions

Among Mr. Knightly’s key achievements that the LDC Committee considered were the following:

•	His role in the financial performance of the Technology & Commercial Solutions global business unit, including over 12% revenue growth year over year;

•	His management of the continued development of new technology offerings such as safety, quality and regulatory services and medical technology offerings;

•	Execution of a technology product strategy resulting in more than 30 awards for the Orchestrated Commercial Engagement platform;

•	His leadership in the stabilization of our Contract Sales & Medical Solutions business;

•

His partnering with other global business units to enable a technology suite of internal capabilities, such as CORE-Enabled Clinical Development and Clinical Technology in investigator payments and informed consent;

•	His execution of the Technology & Commercial Solutions acquisition strategy, resulting in the expansion of our technology offerings and capabilities;

•	His successful execution of cost containment initiatives; and

•	His contribution to our Employee Engagement survey with favorable participation levels for his team.

Based on exceeding targets for some of his performance objectives and achieving target for others, the LDC Committee approved an annual short-term incentive award for Mr. Knightly of $575,000, or 130.7% of target.

Eric M. Sherbet, Executive Vice President, General Counsel and Secretary (since March 1, 2018)

Among Mr. Sherbet’s key achievements that the LDC Committee considered were the following:

•	The smooth transition of leadership as he assumed the responsibilities of General Counsel;

•	His role in strengthening our legal function, with a strong focus on talent development and cost management, including the recruitment of a new Chief Compliance Officer;

•

His strong legal guidance and support in executing our acquisition and investment strategy, with a total of $372 million in net cash deployed in 2018, allowing us to enhance our capabilities and offerings;

•	His strong legal guidance and support for two successful secondary offerings totaling approximately $2 billion;

•	His effective oversight of litigation matters toward positive outcomes for the Company;

•

His excellent service as a trusted advisor to the Board and Chief Executive Officer, with particular focus on corporate governance matters related to the transition of the Company’s stockholder base from significant private-equity, sponsor ownership to non-affiliated shareholders;

•	His leadership of the contracting functions that supported strong revenue growth for the Company;

•	His effective leadership of our ethics and compliance program, enterprise risk management program, and our Sustainability and Corporate Citizenship program; and

•	His contribution to our Employee Engagement survey with favorable participation levels for his team.

Based on exceeding targets for some performance targets and achieving target for others, the LDC Committee approved an annual incentive award for Mr. Sherbet of $350,000, or 111.6% of target.

Long-Term Incentive Awards

The Company believes that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake in our Company, we are better able to align their interests with and create value for our stockholders.

In 2018, our annual grant of long-term incentive awards to our named executive officers under our 2017 Incentive and Stock Award Plan (the “2017 Plan”) generally consisted of a combination of stock appreciation rights (“SARs”), which only have value if our stock price increases from the date of grant and vest based on continued service, and performance shares, which are earned based on Company performance.

The LDC Committee believes that time-vesting SARs reinforce our goal of retaining key executives while incentivizing the creation of value for our stockholders. The SARs granted to our named executive officers in 2018 will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date, generally subject to the named executive officer’s continued service with the Company through the applicable vesting dates.

We believe that performance shares encourage our named executive officers to achieve key strategic objectives and maximize value creation for our stockholders. The performance shares granted to our named executive officers in 2018 will be earned based on our financial results over the three-year period from January 1, 2018 through December 31, 2020. Performance is measured based on achieving compound annual Adjusted EPS growth goals (75% weighing) and Relative TSR goals (25% weighting). “Adjusted EPS” for purposes of the performance shares granted in 2018 means, with respect to each fiscal year during the performance period, our earnings per share, as adjusted to reflect the same adjustments as are made to “Adjusted Net Income” with respect to such fiscal year (as reported with respect to the relevant fiscal year in the Company’s earnings release), divided by the weighted-average shares of stock outstanding as of the end of the relevant fiscal year, calculated on a diluted basis and reported in the Company’s financial statements in accordance with GAAP. The performance goal for Adjusted EPS is subject to adjustment upon the occurrence of certain corporate events in accordance with the 2017 Plan and may be subject to such other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the LDC Committee in its sole discretion. Our Relative TSR goal for the 2018 performance shares is based on our three-year total shareholder return performance as compared to the total shareholder return performance of the S&P 500 Index. The number of performance shares that may be earned ranges from 50% of the named executive officer’s target award, if the threshold levels of performance are achieved, to 200% of the target, if the maximum levels are achieved or exceeded. Each earned and vested performance share will be settled by delivery of one share of our common stock. Under the terms of the applicable award agreements, our named executive officers must remain employed through the end of the performance period in order to receive payment from any earned performance shares. For a description of grants made to our named executive officers during 2018 see the “2018 Grants of Plan-Based Awards” table.

When Mr. Sherbet commenced employment with the Company, his base salary, short-term incentive target and long-term incentive award were determined in a manner consistent with how such amounts were determined for our other named executive officers.

Retirement Plans

The Company believes that our retirement plans serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer attractive retirement plans. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. Consistent with our understanding of competitive market practice, we do not adjust the level of retirement plan benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

The Company assumed the IMS Health retirement plans upon completion of the Merger and continued to sponsor and maintain the pre-Merger Quintiles and IMS Health retirement plans until the harmonization of U.S. employee benefit plans was complete. In connection with these harmonization efforts, effective January 1, 2018, the IMS Health Savings Plan, a tax qualified 401(k) retirement plan, was merged into the Quintiles 401(k) Plan and renamed the IQVIA 401(k) Plan. In addition, the Quintiles Savings Equalization Plan and the IMS Health Savings Equalization Plan were terminated and replaced, effective January 1, 2018, with the IQVIA Savings Equalization Plan. The summaries below of each of our retirement plans should be read in conjunction with the tables, and related footnotes, under the sections entitled “Compensation of Named Executive Officers—Pension Benefits,” “—Defined Benefit Retirement Plans” and “—Non-qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values, if any, for each of our named executive officers.

Plan	Description
IMS Health Retirement Plan	U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Retirement Excess Plan	Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan. It provides pension benefits not provided by the IMS Health Retirement Plan due to Internal Revenue Code limits. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Defined Contribution Executive Retirement Plan	Unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Knightly is the only named executive officer who participates in this plan.

IQVIA 401(k) Plan	U.S.-based employees, including our named executive officers, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the IQVIA 401(k) Plan, for 2018, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50% (subject to Internal Revenue Code limitations); however, for those employees eligible to participate in the IMS Health Retirement Plan, our discretionary matching contribution matched 50% of employee contributions up to 6% of compensation (subject to Internal Revenue Code limitations).

Plan	Description
IQVIA Savings Equalization Plan	Certain U.S.-based employees, including our named executive officers, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as in the IQVIA 401(k) Plan. It provides a Company matching contribution not provided by the tax-qualified IQVIA 401(k) Plan due to Internal Revenue Code limits.

IQVIA Elective Deferred Compensation Plan	Certain U.S. based employees, including our named executive officers, are eligible to participate in this elective non-qualified deferred compensation plan. The plan allows eligible employees to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of short-term incentive awards earned under the Annual Plan payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions. None of the named executive officers participated in this plan in 2018.

Severance and Change in Control Arrangements

We provide severance and change of control protection to our Chief Executive Officer pursuant to his employment agreement, as amended, and as described above. Mr. McDonnell has severance protection in his employment arrangements and also participates in the Quintiles Change in Control Severance Plan (the “Quintiles CIC Plan”). Mr. Staub has severance protection pursuant to his employment agreement. Mr. Knightly and Mr. Sherbet have severance protection through our Employee Protection Plan. These employment agreements and plans are summarized below under “—Potential Payments upon Termination or Change in Control” below. Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

The provisions of our employment agreements, plans and other compensation arrangements generally do not provide for severance, change in control payments, or benefits that provide an excise tax gross-up payment to our named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive, except for certain limited circumstances, such as the provision of COBRA coverage to Mr. Erlinger.

Other Policies

Other policies and practices that contribute to achieving the objectives of our executive compensation program include:

Perquisites. In addition to benefits provided to our employees generally, we provided the following perquisites to our named executive officers in 2018.

Role	Description
Chief Executive Officer	Pursuant to his employment agreement, our Chief Executive Officer receives reimbursement of reasonable expenses related to home security, financial and estate planning, tax preparation services, and executive physical exams in an annual amount not to exceed $50,000 in the aggregate; use of a Company-leased automobile and reimbursement of all related operating expenses; and use of corporate aircraft by the Chief Executive Officer and his family, subject to the business needs of the Company. The LDC Committee strongly encourages the personal use of corporate aircraft for our Chief Executive Officer in order to ensure his safety and security while also enhancing his ability to conduct Company business confidentially and efficiently during personal travel. The Company does not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits.

Chief Financial Officer	Reimbursement of cost of executive physical exams and related taxes.

Executive Vice President, General Counsel and Secretary	Pursuant to his offer letter, Mr. Sherbet received a one-time relocation allowance of $25,000 and reimbursement of related taxes.

Share ownership guidelines. Under the Company share ownership guidelines established by the LDC Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Share Ownership Guideline(1)
Ari Bousbib	6x
Michael R. McDonnell	3x
W. Richard Staub, III	3x
Kevin C. Knightly	3x
Eric M. Sherbet	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

Our share ownership guidelines are designed to increase each named executive officer’s ownership stake in us and align their interests with the interests of our stockholders.

For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of long-term incentive awards, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met. As of December 31, 2018, 60% of our named executive officers, including our Chief Executive Officer, met or exceeded their share ownership guideline.

Clawback policy. We maintain a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers on the basis of financial results that are subsequently restated as a result of misconduct or material noncompliance with financial reporting requirements under GAAP and SEC rules. The Board has the sole discretion to invoke the policy and direct our Company to recover incentive-based compensation received by such persons on the basis of the restatement.

Risk Assessment

In designing executive compensation, the LDC Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk taking. The LDC Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the LDC Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain individuals to $1 million, subject to certain grandfathering rules for compensation in effect on November 2, 2017 and not materially modified after such date. The LDC Committee believes that its primary responsibility is to provide a compensation program that meets the objectives described above, and that stockholder interests are best served if it retains flexibility and discretion to approve compensation arrangements even if they may not qualify for full or partial tax deductibility and to amend existing arrangements even if such amendment could result in a loss or limitation of deductibility. Therefore, the LDC Committee has approved compensation arrangements for executive officers that did not qualify for full tax deductibility due to Section 162(m) and will continue to do so in the future.

COMPENSATION COMMITTEE REPORT

The LDC Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2018 Annual Report for filing with the SEC.

The Leadership Development and Compensation Committee

Ronald A. Rittenmeyer, Chairman

John P. Connaughton

Jack M. Greenberg

Todd B. Sisitsky

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2018 Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2018, 2017, and 2016, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Ari Bousbib	2018	1,600,000	—	3,911,254	3,637,456	6,300,000	476,553	536,516	16,461,779
Chairman, Chief Executive	2017	1,600,000	—	26,391,942	2,984,594	6,000,000	529,625	523,356	38,029,517
Officer & President	2016	390,137	—	—	—	6,000,000	—	249,775	6,639,912
Michael R. McDonnell	2018	650,000	—	651,772	606,223	600,000	—	58,560	2,566,555
Executive Vice President, Chief	2017	650,000	—	2,039,988	497,426	600,000	—	475,276	4,262,690
Financial Officer	2016	650,000	500,000	500,028	414,373	600,000	—	78,985	2,743,386
W. Richard Staub, III	2018	578,550	—	521,475	484,991	615,000		43,041	2,243,057
President, Research & Development	2017	555,000	—	378,058	348,205	550,000	—	35,821	1,867,084
Solutions	2016	485,923	—	899,937	123,958	253,333	—	33,718	1,796,869
Kevin C. Knightly	2018	517,500	—	521,475	484,991	575,000	57,865	33,351	2,190,182
President, Technology &	2017	487,500	—	378,058	348,205	600,000	144,918	30,532	1,989,213
Commercial Solutions	2016	119,399	—	—	—	500,000	2,582	16,858	638,839
Eric M. Sherbet Executive Vice President, General Counsel and Secretary	2018	415,833	—	294,676	275,003	350,000	—	63,939	1,399,451
James H. Erlinger III	2018	122,500	—	59,745	53,807	—	—	2,168,162	2,404,214
Former Executive Vice President,	2017	482,500	—	297,010	273,574	—	—	43,622	1,096,706
General Counsel and Secretary	2016	468,333	—	399,984	331,144	400,000	—	39,753	1,639,214

(1)

Salary information for Mr. Sherbet reflects amounts paid since his employment commenced with us on March 1, 2018. Salary information for Mr. Erlinger in 2018 reflects amounts paid through his retirement on February 28, 2018. Salary information for our Chief Executive Officer and Mr. Knightly in 2016 reflect their salaries from the completion of the Merger on October 3, 2016 through December 31, 2016.

(2)

In accordance with the terms of his Letter Agreement described below, Mr. McDonnell received a one-time signing bonus in the amount of $1,000,000, payable in two equal installments: 50% within 30 days following his start date and 50% paid in March 2016.

(3)

Amounts reflect the aggregate grant date fair value of the restricted stock, restricted stock units and performance shares granted in the relevant fiscal year computed in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2018 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2018 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2016 and 2017 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2016 and Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2017, respectively. For performance shares granted to our named executive officers in 2018, the amount reported in the table above was based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of the performance shares, made in the form of restricted stock units, granted to each of our named executive officers in 2018 assuming the highest level of achievement of the performance conditions, was $7,822,508 for Mr. Bousbib, $1,303,545 for Mr. McDonnell, $1,042,950 for Mr. Staub, $1,042,950 for Mr. Knightly and $589,352 for Mr. Sherbet. The performance share award granted to our Chief Executive Officer in 2017 was made in the form of restricted stock and is reported in the table above assuming maximum performance is achieved, with a grant date fair value of $6,481,084. For performance shares granted to our named executive officers other than our Chief Executive Officer in 2017, the amount reported in the table above was based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of the performance shares, made in the form of restricted stock units, granted to each of our named executive officers in 2017, other than our Chief Executive Officer, assuming the highest level of achievement of the performance conditions, was $1,080,098 for Mr. McDonnell, $756,116 for Mr. Staub, $756,116 for Mr. Knightly and $594,020 for Mr. Erlinger. Amount for Mr. Erlinger for 2018 represents the incremental fair value associated with the modification of his outstanding performance awards in connection with his retirement as described below under “—Potential Payments upon Termination or Change in Control”.

(4)

Amounts reflect the aggregate grant date fair value for each stock option or SAR award granted in the relevant fiscal year as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2018 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2018 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2016 and 2017 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2016 and Note 19 to our consolidated audited financial statements for the fiscal year ended December 31, 2017, respectively. Amount for Mr. Erlinger for 2018 represents the incremental fair value associated with the modification of his outstanding stock appreciation rights in connection with his retirement as described below under “—Potential Payments upon Termination or Change in Control”.

(5)

Amounts for 2018 reflect amounts to be paid in March 2019 under the Annual Plan, as applicable to the named executive officer, as approved by the LDC Committee in February 2019. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.” Amounts for 2016 and 2017 represent annual bonuses paid under the annual bonus plan in which the named executive officer was a participant during the applicable fiscal year. Mr. Erlinger was not paid a bonus under the Annual Plan with respect to 2017 and was not eligible to earn a bonus under the Annual Plan with respect to 2018.

(6)

2018 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the IMS Health Retirement Plan and Retirement Excess Plan from December 31, 2017 to December 31, 2018 and (ii) interest earned from December 31, 2017 to December 31, 2018 on deferred compensation that is considered “above-market interest” under SEC rules. The change in pension value is broken down below to show the effect of an additional year of service by the named executive officer on the present values versus changes in present value attributable to actuarial assumptions. “Above market interest” is equal to the difference between the interest credited to the cash portion of Mr. Knightly’s account under the IMS Health Defined Contribution Executive Retirement Plan from December 31, 2017 to December 31, 2018 using the interest rate determined under the plan’s provisions (4.07%) and the interest that would have been credited using 120% of the long-term applicable federal rate for December 2018 (or 3.98% using annual compounding). Each of these components is shown in the following table:

	Change in Present Value of Pension Benefit
Named Executive Officer	Due to additional accruals ($)	Due to change in actuarial assumptions ($)	Total ($)	Above Market Interest on Deferred Compensation ($)
Ari Bousbib	484,782	(8,229)	476,553	—
Kevin C. Knightly	93,681	(36,719)	56,962	903

(7)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2018 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2018.

Name	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(k)(1) ($)	Savings Equalization Plan Matching Contribution(2) ($)	Termination/ CIC payments(3) ($)	Relocation Benefits(4) ($)	Aggregate Reimbursements for Taxes Incurred for Certain Perquisites(5) ($)	Other Perquisites(6) ($)	Total ($)
Ari Bousbib	644	8,250	218,190	—	—	—	309,432	536,516
Michael R. McDonnell	2,622	12,375	43,563	—	—	—	—	58,560
W. Richard Staub, III	4,902	12,375	25,764	—	—	—	—	43,041
Kevin C. Knightly	672	7,583	25,096	—	—	—	—	33,351
Eric M. Sherbet	554	11,834	4,894	—	25,000	21,657		63,939
James H Erlinger III	1,228	5,168	—	2,161,766	—	—	—	2,168,162

(1)	Represents our matching contributions to the IQVIA 401(k) Plan on behalf of our named executive officers.

(2)

Represents certain make-whole plan contributions to IQVIA Savings Equalization Plan on behalf of our named executive officers equal to the amounts that would have been contributed by us on behalf of each of the named executive officers to the applicable tax-qualified 401(k) plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.

(3)

Amounts in this column represent the following cash amounts paid in a lump sum to Mr. Erlinger in connection with his retirement, as described under “—Potential Payments upon Termination or Change in Control” below: (i) a payment equal to two times the sum of his base salary and annual target bonus, totaling $1,715,000; (ii) an additional payment equal to the projected cost of continued coverage in the Company’s health, medical and dental plans for Mr. Erlinger and his dependents for 12 months, totaling $71,766; and (iii) an additional severance payment of $375,000.

(4)	Amounts for Mr. Sherbet represent reimbursement for relocation expenses of $25,000.

(5)	Amounts represent reimbursement of $21,657 for income taxes owed for relocation benefits for Mr. Sherbet.

(6)

Amounts in this column for Mr. Bousbib represent reimbursement of estate planning ($50,000) and the cost to the Company to lease an automobile for Mr. Bousbib and to reimburse him for all operating expenses related to use of the automobile ($24,372). It also includes the aggregate incremental cost for personal aircraft usage ($235,060). For safety, security, productivity and retention reasons, the Company strongly encourages Mr. Bousbib to use the Company’s aircraft for personal travel. Mr. Bousbib is entitled to use of the corporate aircraft for personal use up to 150 hours per annum, subject to the business needs of the Company. The amount of incremental cost for personal aircraft usage is determined by calculating the hourly variable costs (i.e., fuel, catering, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year. Incremental cost, if any, of travel by the executive’s family when accompanying the executive is also included.

2018 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2018.

Name	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Ari Bousbib	—	—	—	3,200,000	6,400,000	—	—	—	—	—	—	—
	2/8/2018	2/8/2018	—	—	—	19,091	38,183	76,366	—	—	—	3,911,254
	2/8/2018	2/8/2018	—	—	—	—	—	—	—	160,457	95.23	3,637,456
Michael R. McDonnell	—	—	—	552,500	1,105,000	—	—	—	—	—	—	—
	2/8/2018	2/8/2018	—	—	—	3,181	6,363	12,726	—	—	—	651,772
	2/8/2018	2/8/2018	—	—	—	—	—	—	—	26,742	95.23	606,223
W. Richard Staub, III	—	—	—	499,035	998,070	—	—	—	—	—	—	—
	2/8/2018	2/8/2018	—	—	—	2,545	5,091	10,182	—	—	—	521,475
	2/8/2018	2/8/2018	—	—	—	—	—	—	—	21,394	95.23	484,991
Kevin C. Knightly	—	—	—	454,750	909,500	—	—	—	—	—	—	—
	2/8/2018	2/8/2018	—	—	—	2,545	5,091	10,182	—	—	—	521,475
	2/8/2018	2/8/2018	—	—	—	—	—	—	—	21,394	95.23	484,991
Eric M. Sherbet	—	—	—	378,750	757,500	—	—	—	—	—	—	—
	3/1/2018	2/8/2018	—	—	—	1,414	2,829	5,658	—	—	—	294,676
	3/1/2018	2/8/2018	—	—	—	—	—	—	—	11,870	97.20	275,003
James H. Erlinger III	—	2/8/2018	—	—	—	—	—	—	—	—	—	113,552

(1)

Represents annual cash incentive award opportunities granted under the Annual Plan. As described in “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards” above, each named executive officer, other than Mr. Erlinger, was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the Annual Plan for 2018 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”

(2)

Under the Annual Plan, amounts shown in the “threshold” column assume our LDC Committee exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.”

(3)

Under the Annual Plan, amounts shown in the “Maximum” column represent 200% of the named executive officers’ target award amount. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.”

(4)	Represents performance shares granted in 2018. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”

(5)

Consists of the number of time-based SARs granted in 2018, which vest over three years, in three equal installments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”

(6)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.

(7)

Reflects the grant date fair value of equity awards granted in 2018 determined in accordance with FASB ASC Topic 718. See footnotes (3) and (4) to the “Summary Compensation Table.” For Mr. Erlinger, the grant date fair value of equity awards granted in 2018 reflects the incremental fair value associated with the modifications of his outstanding performance share units and stock appreciation rights in connection with his retirement described below under “—Potential Payments upon Termination or Change in Control”..

Narrative disclosure to summary compensation table and 2018 grants of plan-based awards table. We have entered into agreements with Messrs. Bousbib, McDonnell, Staub and Sherbet governing the terms of their employment. The material terms of each of the agreements with these named executive officers are described below.

Employment Agreement with our Chief Executive Officer

In July 2018, we entered into a new employment agreement with our Chief Executive Officer, replacing and superseding his prior employment agreement, which was amended and restated in February 2014. The new employment agreement has a three-year term, with automatic one-year renewals thereafter unless either party gives a notice of non-renewal at least sixty days in advance. Under the employment agreement entered into in July 2018, the Chief Executive Officer’s annual base salary remained unchanged at $1.6 million per year, subject to annual review, and he remains eligible to receive an annual bonus with a target amount of 200% of his annual base salary. Our Chief Executive Officer also remains entitled to participate in our savings, retirement and health and welfare plans and certain deferred compensation plans in accordance with their terms, and is also entitled to certain perquisites previously disclosed and described more fully under “Compensation Discussion and Analysis—Other Policies—Perquisites”, and in note 6 to the “All Other Compensation” table, above. The employment agreement also includes certain restrictive covenants in favor of the Company, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us.

Letter Agreements with Mr. McDonnell

In October 2015, the Company entered into a letter agreement with Mr. McDonnell in connection with his appointment as Chief Financial Officer. The term of the letter agreement with Mr. McDonnell will continue until it is terminated pursuant to its terms. Either party to the letter agreement may terminate the employment relationship without cause at any time upon giving the other party with 90 days’ advance written notice. Under the letter agreement, Mr. McDonnell’s annual base salary is $650,000 and his target annual cash incentive is 85% of his annual base salary. Pursuant to the letter agreement, Mr. McDonnell is entitled to participate in our savings, retirement and welfare plans in accordance with their terms. The letter agreement also provided for a one-time equity award in the form of time-based restricted stock units with an aggregate grant date dollar value equal to $2,500,000 (the “Sign-On RSUs”).

Mr. McDonnell is also subject to a Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (a “Non-Competition Agreement”) that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

In October 2016, in connection with the Merger, we and Mr. McDonnell entered into a second letter agreement, which included amendments to, and the waiver of, certain provisions of Mr. McDonnell’s existing employment arrangements, and pursuant to which we required him to relocate to the New York/New Jersey metropolitan area in exchange for full vesting of his Sign-On RSUs and an additional one-time equity grant, all of which occurred in 2017.

Letter Agreement with Mr. Staub

In November 2016, we entered into a letter agreement with Mr. Staub in connection with his appointment as President, Research & Development Solutions. The letter agreement does not specify a term of employment and either we or Mr. Staub may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Staub’s annual base salary was $540,000, and has since been increased to $587,100, his target annual bonus is 85% of his annual base salary, and he is entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Mr. Staub is also subject to a Non-Competition Agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 24 months following his termination of employment for any reason.

Letter Agreement with Mr. Sherbet

In January 2018, we entered into a letter agreement with Mr. Sherbet in connection with his hire and appointment as our Executive Vice President, General Counsel and Secretary, effective March 1, 2018. The letter agreement does not specify a term of employment and either we or Mr. Sherbet may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Sherbet’s annual base salary is $490,000, which was subsequently increased to $505,000, his target annual bonus is 75% of his annual base salary and he received a long-term incentive award with a grant date value of $550,000. He is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms. Under his letter agreement, Mr. Sherbet was also entitled to a one-time relocation allowance of $25,000, which he received in 2018. In addition, we agreed to provide Mr. Sherbet with certain additional relocation benefits if he relocates to the Parsippany, New Jersey area within three years of his hire date.

Mr. Sherbet is also subject to a Non-Competition Agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

Employment Agreement with Mr. Erlinger.

Prior to his termination of employment, Mr. Erlinger had been a party to an employment agreement with the Company. Under this agreement, which was entered into in November 2012, he was entitled to an annual base salary of $400,000 (which had increased to $490,000 prior to his retirement) and an annual target cash incentive of 75% of his annual base salary. He was also entitled to participate in our savings, retirement and welfare plans in accordance with their terms. This agreement terminated (other than the provisions that expressly survive termination) in connection with his retirement effective February 28, 2018.

For a summary of the payments and benefits our named executive officers may be entitled to receive in connection with a termination of employment or upon a change in control, as well as a summary of the payments and benefits Mr. Erlinger received in connection with his retirement, see “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End for 2018

The following table sets forth information regarding long-term incentive awards held by our named executive officers as of December 31, 2018.

			Option/SAR Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options /SARs (exercisable) (#)	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)(1)(2)
Ari Bousbib(3)	12/1/2010		276,480	—	—	8.34	12/1/2020	—	—	—	—
	12/1/2010		138,240	—	—	15.11	12/1/2020	—	—	—	—
	12/1/2010		192,000	—	—	21.36	12/1/2020	—	—	—	—
	12/1/2010		192,000	—	—	28.13	12/1/2020	—	—	—	—
	2/10/2015	(4)	62,135	20,712	—	65.16	2/10/2025	—	—	—	—
	2/2/2016	(4)	63,796	63,796	—	59.90	2/2/2026	—	—	—	—
	2/2/2017	(5)	52,068	104,138	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	(5)	—	160,457	—	95.23	2/8/2028	—	—	—	—
	12/31/2015	(6)	—	—	—	—	—	177,401	20,608,674	—	—
	2/2/2017	(7)	—	—	—	—	—	—	—	19,093	2,218,034
	2/2/2017	(8)	—	—	—	—	—	254,582	29,574,791	—	—
	2/8/2018	(9)	—	—	—	—	—	—	—	19,091	2,217,801
Michael R. McDonnell	3/3/2016		23,400	—	—	64.67	3/3/2026	—	—	—	—
	2/2/2017	(5)	8,678	17,356	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	(5)	—	26,742	—	95.23	2/8/2028	—	—	—	—
	2/2/2017	(7)	—	—	—	—	—	—	—	3,182	369,653
	7/5/2017	(10)	—	—	—	—	—	11,216	1,302,963	—	—
	2/8/2018	(9)	—	—	—	—	—	—	—	3,181	369,537
W. Richard Staub, III	9/16/2013		10,000	—	—	44.45	9/16/2023	—	—	—	—
	2/25/2014		17,200	—	—	53.26	2/25/2024	—	—	—	—
	3/4/2015	(11)	7,425	2,475	—	64.93	3/4/2025	—	—	—	—
	3/3/2016	(11)	3,500	3,500	—	64.67	3/3/2026	—	—	—	—
	2/2/2017	(5)	6,074	12,150	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	(5)	—	21,394	—	95.23	2/8/2028	—	—	—	—
	3/4/2015	(12)	—	—	—	—	—	288	33,457	—	—
	3/3/2016	(12)	—	—	—	—	—	1,159	134,641	—	—
	9/30/2016	(10)	—	—	—	—	—	3,053	354,667	—	—
	2/2/2017	(7)	—	—	—	—	—	—	—	2,227	258,711
	2/8/2018	(9)	—	—	—	—	—	—	—	2,545	295,653
Kevin C. Knightly	3/15/2010		46,080	—	—	26.05	3/15/2020	—	—	—	—
	2/10/2015	(4)	6,213	2,071	—	65.16	2/10/2025	—	—	—	—
	2/2/2016	(4)	5,103	5,104	—	59.90	2/2/2026	—	—	—	—
	2/2/2017	(5)	6,074	12,150	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	(5)	—	21,394	—	95.23	2/2/2028	—	—	—	—
	9/30/2016	(10)	—	—	—	—	—	4,084	474,438	—	—
	2/2/2017	(7)	—	—	—	—	—	—	—	2,227	258,711
	2/8/2018	(9)	—	—	—	—	—	—	—	2,545	295,653
Eric M. Sherbet	3/1/2018	(5)	—	11,870	—	97.20	3/1/2028	—	—	—	—
	3/1/2018	(9)	—	—	—	—	—	—	—	1,414	164,264
James H Erlinger III	5/12/2014	(13)	12,400	—	—	47.87	5/12/2024	—	—	—	—
	3/4/2015	(13)	26,400	—	—	64.93	3/4/2025	—	—	—	—
	3/3/2016	(13)	18,700	—	—	64.67	3/3/2026	—	—	—	—

(1)

The values shown equal the number of shares or units multiplied by $116.17, the closing price of a share of our common stock on December 31, 2018, the last business day of fiscal year 2018, as reported on the NYSE.

(2)	The number of shares and the payout value reported reflect payout assuming threshold performance is achieved.

(3)	All unvested equity awards held by our Chief Executive Officer are subject to accelerated vesting in certain cases (discussed below in “Potential Payments upon Termination or Change in Control”).

(4)

This SAR vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(5)

This SAR vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(6)

This restricted stock award vests 50% on the second anniversary of the grant date, and 50% on the fourth anniversary of the grant date, in each case generally subject to our Chief Executive Officer’s continued service with us through the applicable vesting date.

(7)	This performance share award vests on December 31, 2019 if the named executive officer remains in service with us through the applicable vesting date.

(8)

This restricted stock award vests 25% on February 2, 2019, 25% on February 2, 2020 and 50% on February 2, 2021 and is generally subject to our Chief Executive Officer’s continued service through the applicable vesting date.

(9)	This performance share unit vests on December 31, 2020 if the named executive officer remains in service with us through the applicable vesting date.

(10)

This restricted stock unit vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(11)

This stock option vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(12)

This restricted stock unit vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(13)

In connection with his retirement, the vesting of Mr. Erlinger’s equity awards granted through 2016 was accelerated effective as of February 28, 2018. In addition, in exchange for Mr. Erlinger’s agreement to provide consulting services to the Company following his employment termination through September 30, 2018, the vesting of the SARs and performance shares granted to Mr. Erlinger in 2017 was accelerated effective as of February 28, 2018, with the performance shares vesting at target.

2018 Option Exercises and Stock Vested

The following table sets forth information regarding stock options and/or SARs exercised and vesting of restricted stock, restricted stock units and/or performance stock units by our named executive officers during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting ($)		Value Realized On Vesting ($)(2)
Ari Bousbib	460,800	42,512,589	249,324	(3)	25,596,289
Michael R. McDonnell	—	—	5,607	(4)	562,943
W. Richard Staub, III	—	—	3,922	(5)	481,406
Kevin C. Knightly	9,216	1,026,220	12,509	(6)	1,441,237
Eric M. Sherbet	—	—	—		—
James H. Erlinger III	64,318	3,845,688	11,427	(7)	1,164,754

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Calculated using the closing price of our common stock as quoted on the NYSE, on the date such restricted stock units and/or restricted stock became vested.
(3)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and restricted stock, Mr. Bousbib retained a total of 129,147 net shares.
(4)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. McDonnell retained a total of 3,375 net shares.
(5)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Staub retained a total of 2,697 net shares.
(6)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and restricted stock, Mr. Knightly retained a total of 7,261 net shares.
(7)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Erlinger retained a total of 6,292 net shares.

2018 Pension Benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension arrangements as of December 31, 2018. As legacy Quintiles did not maintain any defined benefit plans, the table only covers plans established by legacy IMS Health that were assumed in the Merger, which plans are described below. Only our Chief Executive Officer and Mr. Knightly, as legacy IMS Health employees, are eligible to participate in such plans. No amounts were paid to any of our named executive officers under our pension arrangements during our 2018 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year	Present Value of Lump Sum Payable if Terminated on 12/31/18 ($)		Lump Sum Payable Immediately if Terminated on 12/31/18 Following a CIC ($)
Ari Bousbib	IMS Health Retirement Plan	7.33	112,006	(2)	—	—		—
	IMS Health Retirement Excess Plan	7.33	2,249,256	(2)	—	2,507,410	(3)	2,507,410	(3)
Michael R. McDonnell	—	—	—		—	—		—
W. Richard Staub, III	—	—	—		—	—		—
Kevin C. Knightly	IMS Health Retirement Plan	35.42	443,714	(2)	—	—		—
	IMS Health Retirement Excess Plan	35.42	534,294	(2)	—	594,333	(3)	594,333	(3)
Eric M. Sherbet	—	—	—		—	—		—
James H. Erlinger III	—	—	—		—	—		—

(1)

Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service.

(2)

These amounts represent the actuarial present value, as of December 31, 2018, of the total retirement benefit that would be payable to each of our named executive officers in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.21% under the Retirement Plan and 3.21% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 4.46% and 4.10%, respectively, and (ii) the RP-2018 mortality table with scale MP-2018. Under the Retirement Excess Plan, if either of Messrs. Bousbib or Knightly had experienced a separation from service from us for any reason on December 31, 2018, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan on the later of December 31, 2018 or upon attainment of age 55. As both named executive officers attained age 55 prior to December 31, 2018, the present value is determined as of, and the lump sum is payable December 31, 2018, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2018: the Retirement Excess Plan account balance as of December 31, 2018 was converted into an annuity payable on December 31, 2018 using a 3.28% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable on December 31, 2018 using an interest rate of 2.58% and the GAM 83 Mortality Table.

(3)

Under the Retirement Excess Plan, if a change in control occurs (which would include the Merger), and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within 24 months thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination, even if that date precedes attainment of age 55. Accordingly, if either of Messrs. Bousbib or Knightly had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2018 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination, the present value of which, as of December 31, 2018 is shown above. As Messrs. Bousbib and Knightly have each attained age 55 prior to December 31, 2018, they receive no enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2018 not in connection with a change in control). See footnote (2) above for the key actuarial assumptions and methodologies used to calculate the lump sum payable at December  31, 2018 if the executive’s employment was terminated in connection with a change in control.

IMS Health Defined Benefit Retirement Plans

This section describes the defined benefit pension plans in which our Chief Executive Officer and Mr. Knightly are eligible to participate.

IMS Health Retirement Plan

Eligibility and Vesting. The IMS Health Retirement Plan is a funded, tax-qualified defined benefit retirement program in which all U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate. This plan was assumed by the Company in connection with the Merger and closed to new participants effective December 31, 2016. Participants generally vest in their benefits under the plan after three years of qualifying service.

Benefit Formula. Benefits under the plan are defined by a cash balance formula expressed in the form of a notional or “book-keeping” account balance. Each month a participant’s cash balance “account” is increased by (i) pay credits of 6% of the participant’s compensation (i.e., base salary, plus annual incentive, commissions, overtime and shift pay) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month, subject to a floor of a 3% annual yield.

Time and Form of Payment. Participants may retire early at age 55 with three years of service. Normal retirement age is 65. Pension benefits are payable as an actuarially equivalent annuity. Lump-sum distributions are only available for benefits valued at $5,000 or less. Employees do not make contributions to the plan.

Internal Revenue Code Limitations. Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the IMS Health Retirement Plan, to $275,000 in 2018. Section 415 of the Internal Revenue Code limits the annual benefit payable under a tax-qualified defined benefit plan including the IMS Health Retirement Plan, to $220,000 for 2018.

IMS Health Retirement Excess Plan

Eligibility. The IMS Health Retirement Excess Plan is an unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan and is offered to certain eligible U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly. It provides pension benefits not provided by the IMS Health Retirement Plan due to limitations set forth under Section 401(a)(17) or Section 415 of the Internal Revenue Code.

Benefit Formula. Under the IMS Health Retirement Excess Plan, the Company provides, out of its general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned Internal Revenue Code limits and the amount that may be paid under the IMS Health Retirement Plan.

Time and Form of Payment. Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum.

2018 Non-qualified Deferred Compensation

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2018 fiscal year under the IMS Health Defined Contribution Executive Retirement Plan (the “IMS Health DCERP”) or the IQVIA Elective Deferred Compensation Plan, as applicable. There were no contributions to, or, with respect to our named executive officers, distributions from, either of such plans during our 2018 fiscal year.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at End of Fiscal Year 2018 ($)(2)
Ari Bousbib	—	—
Michael R. McDonnell	—	—
W. Richard Staub, III	—	—
Kevin C. Knightly	678,549	3,160,067
Eric M. Sherbet	—	—
James H. Erlinger III	—	—

(1)

Earnings for Mr. Knightly represent (i) interest credited to the respective named executive officer’s Designated Account, and (ii) the increase/decrease in fiscal year 2018 in the fair market value of shares of our common stock notionally held in the particular Designated Account (as described below).

(2)

The aggregate balance at the end of the year consists of the value of Mr. Knightly’s account under the IMS Health DCERP as of December 31, 2018. The Stock Account has been valued using the closing price of our common stock on December 31, 2018 ($116.17), the last business day of fiscal year 2018. Earnings on deferred amounts in a named executive officer’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “Summary Compensation Table” in the column labeled “—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

IMS Health DCERP

Eligibility. The IMS Health DCERP is a non-qualified, unfunded defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Previously accrued benefits continue to be eligible to be credited with an interest credit and notional investment returns. Mr. Knightly is fully vested in his account under the IMS Health DCERP.

Benefit Formula. A participant in the IMS Health DCERP was able to elect to have his or her account under this plan notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to a designated portion of his or her account, notionally invested in shares of IMS Health common stock, which then became notionally invested in shares of our common stock in connection with the Merger (the portion that is so notionally invested is referred to as a “Stock Account”). Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index.

Time and Form of Payment. A participant’s account under the IMS Health DCERP is paid as a lump sum on or shortly after the date a participant terminates employment with us.

IQVIA Elective Deferred Compensation Plan

Eligibility. The IQVIA Elective Deferred Compensation Plan is a non-qualified, deferred compensation plan that certain IQVIA employees within the US, including our named executive officers, are eligible to participate in. None of our named executive officers participated in this plan during 2018. The IQVIA Elective Deferred Compensation Plan allows eligible employees to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus earned under the Annual Plan and payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions.

Time and Form of Payment. Participants can elect to receive date-based, in-service distributions as long as they are active employees in the Plan in either a lump sum or in annual installments up to 15 years. Upon separation from service, employees will receive either a lump sum distribution from the IQVIA Elective Deferred Compensation Plan or their distribution in annual installments up to 15 years.

Potential Payments upon Termination or Change in Control

Each of our currently employed named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment Agreement and Long-Term Incentive Award Agreements with our Chief Executive Officer. Under the terms of his employment agreement, if we terminate our Chief Executive Officer’s employment without cause (including as a result of non-renewal of the employment term by the Company), or if he resigns for good reason (as such terms are defined in the employment agreement), our Chief Executive Officer will be entitled to severance in an amount equal to two times the sum of his annual base salary and annual target bonus, payable in equal installments over the 24-month period following the termination of his employment, or if such termination or resignation occurs within the 24-month period following a change in control (as defined in the employment agreement), in a lump sum. Under such circumstances, all of the outstanding time-based equity awards that are granted to the Chief Executive Officer after the effective date of the agreement will vest in full and, if applicable, will remain exercisable for their full respective terms; and all of the outstanding performance-based equity awards that are granted to the Chief Executive Officer after the effective date of the agreement will remain outstanding and eligible to vest based on performance (or, if such termination occurs within 24 months following a change in control event, will vest based on deemed achievement of target performance on the termination date).

If our Chief Executive Officer’s employment is terminated by the Company due to his disability or terminates due to his death or as a result of his retirement (as such terms are defined in his agreement), he will be entitled to these same benefits with respect to his: time-based equity awards granted after the effective date of the agreement, except that such time-based equity awards will continue to vest in the event of his retirement under certain circumstances; and performance-based equity awards granted after the effective date of the agreement will (i) vest based on deemed performance at target levels on the date his employment terminates, in the event his employment terminates due to disability or death, or (ii) remain outstanding and eligible to vest, in the event of his retirement under certain circumstances. As of December 31, 2018, our Chief Executive Officer was not retirement eligible under the terms of his agreement.

Upon a termination for cause or a resignation without good reason (that does not constitute a retirement, as described above), our Chief Executive Officer will be entitled to salary and other compensation that accrued before termination, but no severance will be payable.

As a condition to our Chief Executive Officer’s receipt of the severance payments described below, he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement, including a covenant not to compete with us or to solicit our clients or employees during and for 24 months following his employment with us. Our Chief Executive Officer is also bound by other restrictive covenants, including covenants relating to confidentiality and non-disparagement.

Pursuant to the provisions of our Chief Executive Officer’s outstanding equity award agreements, as amended by the Board in 2018, his SARs, performance shares, restricted stock and restricted stock units granted in 2015 through 2018 prior to the effective date of his new employment agreement are subject to accelerated vesting and, if applicable, full-term exercisability, to the same extent as described above for equity awards granted after the effective date of the Chief Executive Officer’s employment agreement.

Employment and Letter Agreements with Messrs. McDonnell and Staub. In the event of a termination of employment by us without cause (or, with respect to Mr. McDonnell only, a resignation by the named executive officer for good reason), each of Messrs. McDonnell and Staub will be entitled to the severance benefits under each of their respective agreements with us.

Under Mr. McDonnell’s letter agreement, if his employment is terminated without cause or Mr. McDonnell resigns for good reason (each, as defined in the letter agreement), he would be entitled to receive severance in the amount of one times his annual base salary plus his target annual bonus in effect for the year of termination payable in installments. The letter agreement does not provide for any specific benefits in the event of a change in control. However, in the event of a qualifying termination in connection with a change of control, Mr. McDonnell would be entitled to the benefits provided under the Quintiles CIC Plan (defined above; described below), reduced by any amounts provided under this agreement.

Under Mr. Staub’s letter agreement, if Mr. Staub’s employment is terminated other than for cause (as defined in the letter agreement), he will receive cash severance, payable in equal monthly installments on the Company’s regular payroll schedule during the 24-month non-competition period following termination, equal to (i) 24 months of Mr. Staub’s base salary as of the termination date; (ii) Mr. Staub’s target annual bonus in effect for the year of termination; and (iii) the projected cost of the continuation of group health insurance coverage for Mr. Staub and his eligible dependents pursuant to COBRA for 18 months following the date of termination. Mr. Staub is not a participant in the Quintiles CIC Plan.

Quintiles Change in Control Severance Plan. The Quintiles CIC Plan was adopted by the Company effective November 5, 2015. The Quintiles CIC Plan provides certain benefits if a participant experiences a separation from service as a result of a termination of employment without cause or resignation for good reason (each, as defined in the Quintiles CIC Plan), in either case, occurring within three months prior to or 24 months following a Sale of the Company (as defined under the Quintiles CIC Plan, which includes the Merger). Mr. McDonnell is a participant in this plan and Mr. Erlinger was a participant prior to his retirement.

If a participant experiences such a qualifying termination, and has signed a general release of claims in favor of the Company, then such participant would receive the following benefits under the Quintiles CIC Plan: (i) a lump sum payment on termination equal to two times the sum of the participant’s (x) base salary in effect on the date of termination (or if greater, base salary in effect on the date of the Sale of the Company) and (y) target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment on termination equal to the projected cost of the continuation of any group health insurance coverage in which the participant is enrolled for the participant and the participant’s eligible dependents; (iii) acceleration of outstanding unvested time-based equity awards and, in the case of stock appreciation rights and stock options, extended exercisability for the remainder of their full term; and (iv) deemed achievement at target levels of any performance goals or other vesting criteria applicable to any performance-based equity awards, payable in a lump sum on the 61st day following termination. Benefits provided under the Quintiles CIC Plan will be reduced by any other severance benefits to which a participant is entitled, whether pursuant to a Company plan or by operation of a statute or government regulations (unless such severance benefits are provided under a policy, plan or agreement of the Company that expressly provides for them to be provided in addition to those provided under the Quintiles CIC Plan). Pursuant to the applicable award agreements, the equity acceleration provisions of the Quintiles CIC Plan described in (iii) and (iv) above are not applicable to any equity awards granted to our executive officers following the Merger.

Employee Protection Plan. Mr. Knightly and Mr. Sherbet participate in the IQVIA Employee Protection Plan (the “Employee Protection Plan”), which provides for certain payments and benefits if the participant’s employment is terminated without cause (as defined in the Employee Protection Plan). The Employee Protection Plan was assumed by the Company in the Merger and amended and restated as of January 1, 2017.

Under the Employee Protection Plan, upon the termination of a participant’s employment without cause (as defined in the plan), he or she is entitled to continued base salary payments for a period of time of at least two weeks and a maximum of 52 weeks, depending on the participant’s salary grade level and years of eligible service (two weeks for each year of service), continued medical, dental and vision benefits throughout the salary continuation period (but not in excess of six months), and certain outplacement services. Mr. Knightly would be entitled to a maximum of 52 weeks of severance benefits under the amended and restated plan. Mr. Sherbet would be entitled to 26 weeks of severance benefits under the amended and restated plan.

A participant is not entitled to severance benefits under the Employee Protection Plan following a change in control if he or she unilaterally resigns, is offered comparable employment with us or an acquiring company, or transfers to a customer or client in connection with a transfer or outsourcing plan. Benefits under the Employee Protection Plan cease when the participant begins to earn compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the participant or by the amount of any sign-on incentive or similar amounts paid upon commencement of the participant’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the Employee Protection Plan are conditioned upon the participant’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the participant’s termination of employment or, if longer, the participant’s salary continuation period.

Summary of potential payments. The following table estimates the dollar value of the additional payments and benefits our named executive officers, other than Mr. Erlinger, would have been entitled to receive under applicable plans and/or arrangements described above, assuming the applicable triggering event occurred on December 31, 2018, the last business day of fiscal year 2018. For Mr. Erlinger, the table shows the value of the payments and benefits he received in connection with his retirement on February 28, 2018.

Name	Type of Payment or Benefit	Involuntary Termination ($)	Termination Due to Death/ Disability ($)	Change in Control without Termination ($)	Involuntary Termination Following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	9,600,000	—	—	9,600,000
	Acceleration of time-based equity awards(2)	62,142,833	62,142,833	—	62,142,833
	Acceleration of performance-based equity awards (3)	13,308,087	13,308,087	—	13,308,087

	Total	85,050,920	75,450,920	—	85,050,920
Michael R. McDonnell	Severance Pay(4)	2,405,000	—	—	2,405,000
	Health & Welfare Benefits(5)	21,986	—	—	21,986

	Total	2,426,986	—	—	2,426,986
W. Richard Staub, III	Severance Pay(6)	1,673,235	—	—	1,673,235
	Health & Welfare Benefits(5)	21,985	—	—	21,985

	Total	1,695,220	—	—	1,695,220
Kevin C. Knightly	Severance Pay(7)	535,000	—	—	535,000
	Health & Welfare Benefits(5)	7,356	—	—	7,356
	Outplacement(8)	3,945	—	—	3,945

	Total	546,301	—	—	546,301
Eric M. Sherbet	Severance Pay(7)	252,500	—	—	252,500
	Health & Welfare Benefits(5)	7,356	—	—	7,356
	Outplacement(8)	3,945	—	—	3,945

	Total	263,801	—	—	263,801
James H. Erlinger III(9)	Severance Pay	—	—	—	2,161,766
	Acceleration of equity awards	—	—	—	2,286,502

	Total	—	—	—	4,448,268

(1)

Represents two times the sum of our Chief Executive Officer’s base salary and his target annual incentive, which is the amount payable to our Chief Executive Officer under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.

(2)

Represents the value of the acceleration of unvested time-based SARs determined based on the difference between the exercise price of the SARs and the closing price of a share of our common stock on December 31, 2018 ($116.17), the last business day of fiscal year 2018, and the value of the acceleration of unvested time-based restricted stock determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 31, 2018. For purposes of this table, we have assumed that all time-based SARs and restricted stock would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs and restricted stock would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs and restricted stock in connection with a change in control transaction may be different. As described above, any unvested outstanding equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying involuntary termination following a change in control.

(3)

Represents the value of the acceleration of unvested performance shares (assuming achievement of the performance goals at target), determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 31, 2018 ($116.17), except that such performance shares will remain outstanding and eligible to vest based on performance in connection with a termination of employment by us without cause or by him for good reason. For purposes of this table, we have assumed that all performance shares would be assumed, continued or substituted in connection with a change in control and that, as a result, all performance shares would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs and restricted stock in connection with a change in control transaction may be different. As described above, any unvested outstanding equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying involuntary termination following a change in control.

(4)

Represents two times the sum of Mr. McDonnell’s base salary and his target annual incentive, which would be payable to Mr. McDonnell under the terms of the Quintiles CIC Plan in connection with a termination of his employment by us without cause or by him for good reason.

(5)

For Messrs. Knightly and Sherbet, represents the cost to us of paying our portion of premiums for medical, dental and prescription drug coverage for Messrs. Knightly and Sherbet and their eligible dependents during the period during which salary continuation payments under the provisions of the Employee Protection Plan (as in effect on December 31, 2018) are being made. For Mr. McDonnell, represents the additional lump sum payment equal to the projected cost of the continuation of any group health insurance coverage for the named executive officer and his eligible dependents, to which they would be entitled under the Quintiles CIC Plan. For Mr. Staub, represents the projected cost of group health care continuation for 18 months for Mr. Staub and his eligible dependents, to which he would be entitled under his employment agreement.

(6)	Represents an amount equal to (i) 24 months of Mr. Staub’s base salary and (ii) Mr. Staub’s target annual bonus in effect for the year of termination.

(7)	Represents the sum of base salary continuation payable to Messrs. Knightly and Sherbet under the provisions of the Employee Protection Plan as in effect on December 31, 2018.

(8)	Represents the value of outplacement services that would be available to Messrs. Knightly and Sherbet under the Employee Protection Plan.

(9)

In connection with Mr. Erlinger’s retirement effective February 28, 2018, we entered into a separation agreement with him whereby he received the following compensation and benefits to which he was eligible pursuant to his employment agreement with the Company and the Quintiles CIC Plan: (i) a lump sum cash payment equal to two times the sum of his base salary and annual target bonus, totaling $1,715,000; (ii) an additional lump sum cash payment equal to the projected cost of continued coverage in the Company’s health, medical and dental plans for Mr. Erlinger and his dependents for 12 months, totaling $71,766; and (iii) accelerated vesting of all of equity awards granted prior to the Merger that were unvested and outstanding on the date of his retirement, with stock options remaining exercisable for their full term. In addition, Mr. Erlinger received an additional severance payment of $375,000, payable in a lump sum, and, in exchange for his agreement to provide consulting services to the Company following his employment termination through September 30, 2018, we agreed to fully accelerate the vesting of awards of SARs and performance shares granted to Mr. Erlinger in 2017, with the performance shares vesting at target. Mr. Erlinger’s severance payments and benefits were made subject to his execution and non-revocation of a general release in favor of the Company and his continued compliance with the terms of the separation agreement and his employment agreement, including the restrictive covenants contained therein. The severance payments and benefits that Mr. Erlinger received in connection with his retirement are reported in the Summary Compensation Table above. The value of the acceleration of unvested SARs and stock options was determined based on the difference between the exercise price of the SARs/stock options and the closing price of a share of our common stock on the date of the acceleration ($101.93). The value of the acceleration of unvested time-based restricted stock units and performance shares was determined by multiplying the number of shares underlying the award by this same price.

CEO Pay Ratio

U.S. publicly-traded companies are required to disclose the ratio of their Chief Executive Officer’s compensation to that of their median employee under applicable rules that first became effective for our proxy statement that we filed last year. This disclosure is required in this proxy statement and requires that the median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Our Chief Executive Officer to median employee pay ratio was calculated in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Under the pay ratio rule, a company is required to identify its median employee only once every three years so long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. Because we did not experience any meaningful changes to our employee population, or changes in employee compensation arrangements, during 2018, we believe it is reasonable to use the median employee identified and reported in 2017 for purposes of calculating the pay ratio disclosure with respect to 2018 and that using this median employee would not significantly affect our pay ratio disclosure. During 2017, we identified our median employee by using base salaries or base rate of pay as our consistently applied compensation measure, for all individuals, excluding our Chief Executive Officer, who were employed by us on December 1, 2017 (annualized in the case of part-time employees and employees who joined the Company during 2017), after applying an exclusion for certain of our non-US employees.

For 2018, the annual total compensation of our median employee, calculated under applicable SEC rules, was $90,097. The annual total compensation for our Chief Executive Officer in 2018 is reported in the Summary Compensation Table. On this basis, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation is estimated at 182:1.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ended December 31, 2019. The Board will ask the Company stockholders to ratify this selection at the 2019 Annual Meeting.

Audit Committee Report

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm for the year ended December 31, 2018. Prior to the Merger, PricewaterhouseCoopers had been independent auditor of Quintiles continuously since 2002 and for IMS Health continuously since 1998.

Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2018 Annual Report for filing with the SEC.

The Audit Committee

James A. Fasano, Chairman

Michael J. Evanisko

Colleen A. Goggins

John M. Leonard

Ronald A. Rittenmeyer

Fees Paid to Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers served as independent auditors of the Company for the years ended December 31, 2018 and 2017. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for the Company worldwide.

Audit and Other Fees for Past Two Fiscal Years. The following table sets forth the aggregate fees billed to the Company for services rendered by PricewaterhouseCoopers for the 2018 and 2017 fiscal years:

	2018	2017
	(in thousands)
Audit fees(1)	$10,365	$11,300
Audit-related fees(2)	650	2,695
Tax fees(3)	4,250	3,000
All other fees(4)	20	70

Total	$15,285	$17,065

(1)

Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters.

(2)	Audit-related fees consisted principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.

(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services.

(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated each of its members, acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2018 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from the Company and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for the Company for the year ending December 31, 2019. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the 2019 Annual Meeting and is free to make statements during the 2019 Annual Meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PricewaterhouseCoopers or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or our company.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of February 14, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 197,799,279 shares of our common stock outstanding as of February 14, 2019. Shares of our common stock that a person has the right to acquire within 60 days of February 14, 2019 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
Parties to the existing Shareholders Agreement(1)	21,458,957	10.9%
TPG Funds(2)	12,575,731	6.4%
CPPIB-PHI(3)	5,912,172	3.0%
Bain Capital and related funds(4)	2,971,054	1.5%
The Vanguard Group(5)	17,925,223	9.1%
BlackRock, Inc.(6)	10,977,184	5.5%
Directors and named executive officers:
Ari Bousbib(7)	2,388,696	1.2%
Michael R. McDonnell(8)	67,239	*
W. Richard Staub, III(9)	68,058	*
Kevin C. Knightly(10)	115,172	*
Eric M. Sherbet(11)	3,956	*
Carol J. Burt	—	—
John P. Connaughton(12)	—	—
Jonathan J. Coslet(13)	—	—
Michael J. Evanisko(14)	98,758	*
James A. Fasano	—	—
Colleen A. Goggins(15)	4,499	*
Jack M. Greenberg(16)	45,288	*
John M. Leonard(17)	26,974	*
Ronald A. Rittenmeyer(18)	59,307	*
Todd B. Sisitsky(19)	—	—
All executive officers and directors as a group (16 persons)(20)	2,877,947	1.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

Includes shares of common stock outstanding as of December 31, 2018 directly held by the following persons who are parties to the existing Shareholders Agreement: the Bain Capital Entities, CPP Investment Board Private Holdings Inc., and the TPG-Q Funds (each as defined below). Also includes 1,569,600 shares held by Canada Pension Plan Investment Board (“CPPIB”), which itself is not a party to the Shareholders Agreement, as well as 6,600 shares held by CPPIB MAP Cayman SPC, a wholly-owned subsidiary of CPPIB.

(2)

The information relating to the TPG Funds is based solely on a Schedule 13D filed with the SEC on December 6, 2018, reporting beneficial ownership on December 4, 2018. Shares shown as beneficially owned by the TPG Funds include the following: (a) 4,497,075 shares of IQVIA common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 11,765 shares of IQVIA common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 9,486 shares of IQVIA common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 4,500,537 shares of IQVIA common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 17,791 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 185,685 shares of IQVIA common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 1,547,372 shares of IQVIA common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The TPG-Q Funds beneficially own 1,806,020 shares, consisting of (a) 1,716,214 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation and (b) 89,806 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is TPG Biotech Advisors, Inc., a Delaware corporation. Holdco II and Holdco III are collectively referred to as the TPG-Q Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-Q Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-Q Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)

The information relating to CPPIB-PHI is based solely on a Schedule 13D filed with the SEC on December 7, 2018, reporting beneficial ownership as of December 4, 2018. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. CPPIB-PHI directly owns 4,335,972 Common Shares and the Canada Pension Plan Investment Board is an indirect beneficial owner of such Common Shares owned by CPPIB-PHI. CPPIB-PHI and the Canada Pension Plan Investment Board have shared voting power and shared dispositive power with respect to such 4,335,972 Common Shares. In addition, the Canada Pension Plan Investment Board directly owns 1,569,600 Common Shares, with respect to which it has sole voting power and sole dispositive power, and indirectly owns 6,600 Common Shares through CPPIB MAP Cayman SPC, a wholly-owned subsidiary of CPPIB, with respect to which it has shared voting power and shared dispositive power. The 6,600 Common Shares directly owned by CPPIB MAP Cayman SPC are subject to investment management agreements with an unaffiliated investment manager who may be deemed to have direct voting and investment power and dispositive power with respect to such shares. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.

(4)

The information relating to Bain Capital and related entities is based solely on beneficial ownership as reported in the Prospectus Supplement filed by the Issuer with the SEC on December 3, 2018. Bain Capital and related funds beneficially own 2,971,054 shares, consisting of (a) 2,963,350 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, (b) 7,289 shares of common stock held by BCIP TCV, LLC, and (c) 415 shares of common stock held by BCIP Associates—G, or BCIP—G. The governance, investment strategy and decision-making process with respect to investments held by each of Integral Investors, BCIP TCV and BCIP-G, which we refer to collectively as the Bain Capital Entities is directed by the Global Private Equity Board of Bain Capital Investors, LLC, or BCI. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(5)

As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 13, 2019 which reported holdings as of December 31, 2018. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 184,930 shares, shared voting power with respect to 31,254 shares, sole dispositive power with respect to 17,713,062 shares, and shared dispositive power with respect to 212,161 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on February 8, 2019 which reported holdings as of December 31, 2018. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 9,630,410 shares and sole dispositive power with respect to 10,977,184 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street., New York, NY 10055.

(7)

Includes 702,720 shares underlying stock options and 336,163 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2019. Also includes 368,338 shares of restricted stock that are not vested as of February 14, 2019. Of the shares beneficially owned, 543,302 shares of common stock are held in trust for the benefit of members of Mr. Bousbib’s family.

(8)	Includes 23,400 shares underlying stock options and 26,270 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2019.

(9)

Includes 42,350 shares underlying stock options and 19,280 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2019. Also includes 868 restricted stock units that are due to vest within 60 days of February 14, 2019.

(10)

Includes 46,080 shares underlying stock options and 35,219 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2019, and 18,566 notional shares held under the IMS Health DC ERP. Also includes 4,084 shares of restricted stock that are not vested as of February 14, 2019.

(11)	Consists of 3,956 shares underlying stock appreciation rights that are exercisable within 60 days of February 14, 2019.

(12)

Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton, who is one of our directors, is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 4 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(13)

Mr. Coslet, who is one of our directors, is a TPG Partner. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(14)	Consists of 6,158 shares of common stock issued pursuant to Company stock incentive plans and 92,600 shares underlying stock options that are exercisable within 60 days of February 14, 2019.

(15)	Consists of 4,281 shares of common stock issued pursuant to Company stock incentive plans and 218 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

(16)

Consists of 19,888 shares of common stock issued pursuant to Company stock incentive plans and 25,400 shares underlying stock options that are exercisable within 60 days of February 14, 2019. Of these shares, 12,500 shares of common stock are held for the benefit of members of Mr. Greenberg’s family.

(17)	Consists of 6,774 shares of common stock issued pursuant to Company stock incentive plans and 20,200 shares underlying stock options that are exercisable within 60 days of February 14, 2019.

(18)	Consists of 59,307 shares of common stock issued pursuant to Company stock incentive plans.

(19)

Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(20)

Includes 1,373,638 shares underlying stock options and stock appreciation rights that are currently exercisable or scheduled to vest within 60 days, 868 shares underlying restricted stock units scheduled to vest within 60 days, 18,566 notional shares held under the IMS Health DCERP and 218 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received or that were filed with the SEC and written representations from certain filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were complied with for the year ended December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the Audit Committee based on full information concerning the proposed transaction, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction, including aggregate value and value to be derived by the related person, the benefits to the Company and the related person, the availability to the Company of alternative means or transactions by which to obtain like benefits, terms that would prevail in a similar transaction with an unaffiliated third party, and such other information as our Audit Committee deems appropriate. Our policy provides that we generally should not engage in related person transactions, unless:

•	the transaction offers clear advantages to us, and its purpose is not to confer an advantage on the related person;

•	we are acquiring goods or services, and comparable goods or services are not available from unrelated third parties on equally advantageous terms;

•	we are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;

•	the transaction will be approved for us by independent decision-makers in good faith and without influence of the person who has a conflicting interest; or

•	the transaction is in our best interests.

Shareholders Agreement

In connection with the Merger, we entered into the Shareholders Agreement with certain of the largest post-Merger shareholders. For additional information regarding certain director designation and board composition provisions of the Shareholders Agreement, see the “Company’s Corporate Governance—Board Composition” and “—Director Independence”.

The current parties to the Shareholders Agreement have agreed that no such party or its affiliates will, except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings, (x) transfer more than 1% of our outstanding common stock in any calendar quarter or (y) transfer any shares of the outstanding common stock of the Company to a third party that, to such shareholder’s knowledge, as a result of such transfer would own 10% or more of our outstanding common stock.

Our Sponsors have certain customary registration rights with respect to their shares of the Company’s common stock. Pursuant to the registration rights provisions of the Shareholders Agreement, our Sponsors have demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register shares of our common stock for sale to the public, we are required to give notice of such registration to the Sponsors, and, subject to certain limitations, include shares of our common stock held by them in such registration. The Shareholders Agreement includes customary indemnification provisions in favor of the Sponsors, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended, and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

The Shareholders Agreement will terminate with respect to any current party thereto (i) with respect to provisions regarding the Company’s Board, at such time as the party is no longer entitled to designate a nominee, (ii) with respect to provisions regarding registration rights, until such time as the party has sold all of its shares of our outstanding common stock or has the ability to sell such shares pursuant to Rule 144 of the Securities Act without volume limitations (provided that the shareholder group to which such party belongs then holds less than 3% of our outstanding common stock) and (iii) with respect to the remainder of the Shareholders Agreement, at such time as the party no longer holds any shares of common stock of the Company. The Board designation rights for each of the parties to the Shareholders Agreement, other than with respect to one director position for TPG, have ceased. The DG Shareholders and LGP are no longer parties to the Shareholders Agreement.

Corporate Opportunities

The Company’s certificate of incorporation was approved by stockholders in connection with the Merger and provides that TPG, Bain Capital, CPPIB and LGP, and certain of their respective affiliates, will not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. The certificate of incorporation further provides that the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to TPG, Bain Capital, CPPIB, LGP, or certain of their respective affiliates. This provision applies to these stockholders (and associated parties) only for so long as such stockholder continues to have the right under the Shareholders Agreement to designate one nominee and a nominee designated by such stockholder continues to serve on the board. The Board designation rights for each of the parties to the Shareholders Agreement, other than with respect to one director position for TPG, have ceased. The DG Shareholders and LGP are no longer parties to the Shareholders Agreement. Following the 2019 Annual Meeting, only TPG will continue to have designee rights pursuant to the Shareholders Agreement.

NovaQuest Funds

NovaQuest Private Equity Fund I, L.P. and NovaQuest Pharma Opportunities Fund V, L.P. In April 2018, the Company committed to invest up to $5 million and $45 million as a limited partner in NovaQuest Private Equity Fund I, or PE Fund I, and NovaQuest Pharma Opportunities Fund V, or Fund V, respectively. As of December 31, 2018, we have funded approximately $3.9 million and $13.5 million (each, net of distributions subject to recall) of the commitments in PE Fund I and Fund V, respectively, and have approximately $1.1 million and $31.5 million, respectively, of remaining funding commitments. The Company expects these investments to be funded over the next several years. Our commitment to invest approximated 5.2% of PE Fund I’s total commitments of $96.8 million as of December 31, 2018. Our commitment to invest approximated 8.2% of Fund V’s total commitments of $551.1 million as of December 31, 2018.

PharmaBio Development Inc., or PharmaBio, is a 2.4% limited partner of NQ PE I General Partner, L.P., or PE Fund I GP, and a 49.9% owner of NQ PE I GP, Ltd., or PE Fund I GPLTD. Dr. Gillings has an indirect interest in the PE Fund I GP and in the PE Fund I GPLTD as a result of his ownership of 100% of PharmaBio, a company that was spun off from Quintiles in December 2009. Limited partners in the PE Fund I GP are entitled to receive distributions with respect to the PE Fund I GP’s carried interest in PE Fund I. The PE Fund I GP’s carried interest represents the right to receive a portion of the profit distributions from PE Fund I after PE Fund I’s investors have been repaid certain capital contributions and a preferred return on those contributions. We are not charged carried interest with respect to our limited partnership interests in PE Fund I.

PharmaBio is a 21.1% limited partner of NQ POF V GP, L.P., or Fund V GP, and a 65.0% owner of NQ POF V GP, Ltd., or Fund V GPLTD. Dr. Gillings has an indirect interest in the Fund V GP and in the Fund V GPLTD as a result of his ownership of PharmaBio. Limited partners in the Fund V GP are entitled to receive distributions with respect to the Fund V GP’s carried interest in Fund V. The Fund V GP’s carried interest represents the right to receive a portion of the profit distributions from Fund V after Fund V’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund V.

NovaQuest Pharma Opportunities Fund III, L.P. In November 2010, Quintiles and PharmaBio, as well as a third party investor, each committed to invest $60 million as investors in the NovaQuest Pharma Opportunities Fund III, L.P., or Fund III. In November 2013, Quintiles sold $10 million of our commitment to a third party, leaving us a $50 million commitment. As of December 31, 2018, we have funded approximately $43.4 million (net of distributions subject to recall) of this commitment and have approximately $6.6 million of remaining funding commitments. Our commitment to invest approximated 10.9% of Fund III’s total commitments of $459.2 million. PharmaBio reduced its commitment to Fund III to $20 million following a sale of $40 million of its original $60 million commitment to certain investors for an undisclosed amount. Dr. Gillings is a 6.94% limited partner of NQ HCIF General Partner, LP, which is the general partner of Fund III, or the Fund III GP, and a 9.99% owner of NQ HCIF GP, Ltd, which is the general partner of the Fund III GP, or the Fund III GPLTD. PharmaBio is a 54.71% limited partner of the Fund III GP and a 55.01% owner of the Fund III GPLTD. Dr. Gillings has an indirect interest in the Fund III GP and in the Fund III GPLTD as a result of his ownership of PharmaBio. Limited partners in the Fund III GP are entitled to receive distributions with respect to the Fund III GP’s carried interest in Fund III. The Fund III GP’s carried interest represents the right to receive a portion of the profit distributions from Fund III after Fund III’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund III.

NovaQuest Pharma Opportunities Fund IV, L.P. In June 2015, Quintiles and PharmaBio committed to invest up to $20 million and $30.5 million, respectively, as limited partners in NovaQuest Pharma Opportunities Fund IV, L.P., or Fund IV. As of December 31, 2018, we have funded approximately $16.7 million (net of distributions subject to recall) of this commitment and have approximately $3.3 million of remaining funding commitments. Our commitment to invest approximated 2.3% of Fund IV’s total commitments of $865.5 million.

PharmaBio is a 23.98% limited partner of NQ POF IV GP, LP, which is the general partner of Fund IV, or the Fund IV GP, and a 65% owner of NQ POF IV GP, Ltd, which is the general partner of the Fund IV GP, or the Fund IV GPLTD.

Dr. Gillings has an indirect interest in the Fund IV GP and in the Fund IV GPLTD as a result of his ownership of PharmaBio. Limited partners in the Fund IV GP are entitled to receive distributions with respect to the Fund IV GP’s carried interest in Fund IV. The Fund IV GP’s carried interest represents the right to receive a portion of the profit distributions from the Fund IV after the Fund IV’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund IV.

PE Fund I, Fund III, Fund IV and Fund V (collectively, the “Funds”) are managed by NovaQuest Capital Management, L.L.C., or the Management Company, of which PharmaBio owns 35% and Dr. Gillings owns 20%. The boards of directors of PE Fund I GPLTD, Fund III GPLTD, Fund IV GPLTD and Fund V GPLTD make all non-investment decisions for the respective fund’s general partners and the respective fund, as applicable; the investment committees of PE Fund I GPLTD, Fund III GPLTD, Fund IV GPLTD and Fund V GPLTD approve all of the respective fund’s investments and dispositions. PharmaBio is entitled to appoint members of the management committee of the Management Company holding three of the six votes of the management committee, which makes most decisions of the Management Company, and is entitled to appoint one director of each of PE Fund I GPLTD, Fund III GPLTD, Fund IV GPLTD and Fund V GPLTD, which in each case serve as PharmaBio’s representatives. Dr. Gillings has an indirect interest in the Management Company as a result of his ownership in PharmaBio, as discussed above.

We and PharmaBio have the right to invest in similar successor funds managed by the Management Company on substantially similar terms as we and PharmaBio, respectively, have in the Funds.

We have entered into non-exclusive preferred provider agreements with the Funds, pursuant to which the Funds will first allow us the opportunity to provide any outsourcing services to the Funds, provided the pricing terms are consistent with those we charge to third party customers buying comparable services on comparable terms and conditions. We do not make or receive any payments in connection with the preferred provider agreement. As of the date of this proxy statement, we have not entered into any transactions with the Funds; however, we are engaged with two of the Funds’ investments, involving outsourcing services, and we anticipate that we may be engaged by additional Fund investments in the future.

We also have entered into non-exclusive services agreements with the Funds, pursuant to which we may provide a variety of services to the Funds on an arm’s length basis, including due diligence support and strategic and planning expertise. Prices charged to the Funds equal, as near as reasonably practicable, the prices we charge to third-party customers buying comparable services on comparable terms and conditions. We received payments of approximately $15,640 from the Funds in 2018 pursuant to the non-exclusive services agreements.

We also entered into agreements with the Management Company in connection with the formation of the Funds. Under a service marks assignment agreement, we assigned the Management Company the service mark registrations for the NovaQuest name until the dissolution or cessation of the business of the Management Company or such date that the Management Company is no longer managing a private equity fund with at least $100 million in capital commitments or capital contributions. The Management Company has in turn licensed the service mark to the Funds.

Other Transactions

Dr. Gillings is married to another former director, Dr. Mireille Gillings, who is the president, chief executive officer, executive chair and a director of HUYA. Dr. Mireille Gillings, Dr. Gillings and PharmaBio own 24%, 50%, and 2% interests, respectively, in HUYA on a fully diluted basis. We have entered into a number of agreements with HUYA, mostly in Asia, under which we will provide services on a fee for services basis at arm’s length and at market rates. During the year ended December 31, 2018, we had such agreements totaling approximately $33.9 million of such services and recognized $9.7 million of revenues under our agreements with HUYA. As of December 31, 2018, we had approximately $50.7 million of remaining commitments to provide services under these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, the LDC Committee of the Board consisted of Messrs. Connaughton, Greenberg, Rittenmeyer (Chair) and Sisitsky. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2018, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or the LDC Committee.

Messrs. Connaughton and Sisitsky were each elected to the Board pursuant to the Shareholders Agreement, which as discussed above requires that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Messrs. Connaughton and Sisitsky are associated with Bain Capital and TPG, respectively, each of which is a party to the Shareholders Agreement. Information regarding our relationships with each of these entities and their affiliates is described above under “Certain Relationships and Related Person Transactions.”

OTHER MATTERS

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the 2019 Annual Meeting. If, however, any other appropriate business is properly presented at the 2019 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Under SEC rules, for a stockholder proposal to be included in our proxy statement (and form of proxy) for presentation at our 2020 annual meeting of stockholders, the proposal must be received by us, marked to the attention of Secretary, at our principal executive offices by October 24, 2019. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at 100 IMS Drive, Parsippany, New Jersey 07054. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2020 annual meeting of stockholders no earlier than December 11, 2019, and no later than January 10, 2020.

If, however, the date of our 2020 annual meeting of stockholders is more than 30 days before or after the anniversary date of the 2019 Annual Meeting, we must receive notice on or before ten days after the day on which the date of our 2020 annual meeting of stockholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2018 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

REDUCE MAILINGS

If more than one copy of our 2018 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards, including the impact of the changes to the revenue recognition standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

By Order of the Board of Directors,

ERIC M. SHERBET
Executive Vice President, General Counsel
and Secretary

Dated:    February 21, 2019

Danbury, Connecticut

APPENDIX A—FINANCIAL RECONCILIATIONS

Use of Financial Measures

This proxy statement includes financial measures not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP financial information is provided to enhance understanding of the Company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the Company’s results of operations as determined in accordance with GAAP. The Company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The Company also believes that stockholders may find non-GAAP financial measures useful for the same reasons, although stockholders are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, stockholders should not consider such performance measures in isolation from, or as a substitute analysis for, the Company’s results of operations as determined in accordance with GAAP. Stockholders are encouraged to review the reconciliations below of these financial measures.

IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(in millions)

(unaudited)

Year Ended December 31, 2018
Net Income Attributable to IQVIA Holdings Inc.	$259
Provision for income taxes	59
Depreciation and amortization	1,141
Interest expense, net	406
Income in unconsolidated affiliates	(15)
Income from non-controlling interests	25
Deferred revenue purchasing accounting adjustments	7
Stock-based compensation	113
Other expense, net	27
Loss on extinguishment of debt	2
Restructuring and related charges	68
Acquisition related charges	50
Integration related costs	82

Adjusted EBITDA	$2,224

Note: Numbers may not add to total due to rounding.

IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(in millions, except per share data)

(unaudited)

Year Ended December 31, 2018
Net Income Attributable to IQVIA Holdings Inc.	$259
Provision for income taxes	59
Purchase accounting amortization	863
Income in unconsolidated affiliates	(15)
Income from non-controlling interests	25
Deferred revenue purchasing accounting adjustments	7
Stock-based compensation	113
Other expense, net	27
Loss on extinguishment of debt	2
Restructuring and related charges	68
Acquisition related charges	50
Integration related costs	82

Adjusted Pre Tax Income	$1,540
Adjusted tax expense	(350)
Income from non-controlling interests	(25)
Minority interest effect in non-GAAP adjustments(1)	(9)

Adjusted Net Income	$1,156

Adjusted earnings per share attributable to common stockholders:
Basic	$5.68
Diluted	$5.55
Weighted-average common shares outstanding:
Basic	203.7
Diluted	208.2

(1)	Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

Note: Numbers may not add to total due to rounding.

IQVIA HOLDINGS INC.

Proxy for Annual Meeting of Stockholders on April 9, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ari Bousbib, Michael R. McDonnell, and Eric M. Sherbet, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IQVIA HOLDINGS INC., to be held on April 9, 2019 at 9:00 a.m., E.D.T., at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut 06810, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

IQVIA HOLDINGS INC.

April 9, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, form of proxy card and 2018 annual report are available at https://materials.proxyvote.com/46266C

INTERNET – Access www.voteproxy.com and follow the on-screen instructions.

TELEPHONE – Call toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EAST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

This communication is not a form for voting and presents only an overview of the more complete proxy materials. The Company encourages you to review the complete proxy materials before voting.

Please detach along perforated line and mail in the envelope provided, IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The election of four Class III directors.						FOR	AGAINST	ABSTAIN
				2.	The ratification of the appointment of PricewaterhouseCoopers LLP as IQVIA Holdings Inc.’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐
NOMINEES: ¡ Carol J. Burt
☐	FOR ALL NOMINEES	¡ John P. Connaughton
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ John G. Danhakl ¡ James A. Fasano
☐	FOR ALL EXCEPT (See instructions below)			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.